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                                                                    EXHIBIT 10.1

                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT

            THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT is executed as of the 30th day of April, 2004 ("Closing Date"), by VALLEY NATIONAL GASES, INC., a West Virginia corporation (the "Company"), VALLEY NATIONAL GASES INCORPORATED, a Pennsylvania corporation ("VNGI"), VALLEY NATIONAL GASES DELAWARE, INC., a Delaware corporation ("VNGDI"), the Lenders from time to time party hereto, BANK ONE, NA, a national banking association having its main office in Chicago, Illinois, as Administrative Agent ("Agent") and Sole Lead Arranger, National City Bank, as Syndication Agent, and Fifth Third Bank, as Documentation Agent.

                                    RECITALS

            1. The Company, VNGDI, VNGI, the Agent and certain lenders are parties to a Second Amended and Restated Credit Agreement, dated as of May 1, 2000 (as the same has been amended, modified and supplemented prior to the Closing Date and as in effect immediately prior to the execution of this Agreement, the "Prior Agreement").

            2. By Loan Assignment and Modification Agreement, dated as of the Closing Date (the "Transfer Agreement"), certain of the lenders parties to the Prior Agreement have sold, transferred and assigned to the Lenders specified interests in and obligations under the Prior Agreement and the documents executed in connection therewith, and the indebtedness, obligations and liabilities evidenced thereby, arising therefrom, pursuant to or by virtue thereof, and their lending commitments thereunder.

            3. The Company, VNGDI and VNGI (referred to herein collectively, as the "Credit Parties", and individually as a "Credit Party") have requested the Lenders and the Agent to amend, and as so amended, to restate the Prior Agreement, subject to and in accordance with the terms of this Agreement.

                                    AGREEMENT

            NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein, and each act performed and to be performed hereunder, the Lenders, the Agent and the Credit Parties agree to amend, and as so amended, to restate, the Prior Agreement as follows:

                                   ARTICLE I.

                               DEFINITION OF TERMS

            Section 1.01. ACCOUNTING TERMS -- DEFINITIONS. All accounting and financial terms used in this Agreement are used with the meanings such terms would be given in accordance with GAAP except as may be otherwise specifically provided in this Agreement. The following terms have the meanings indicated when used in this Agreement with the initial letter capitalized:

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      "Acquisition Seller Debt" means, collectively (i) the Existing Acquisition
      Seller Debt, and (ii) any deferred purchase price of a New Acquisition payable by the Company to the Acquisition Sellers or any of them with respect to that New Acquisition evidenced by or payable under the terms of a promissory note or non-compete agreement or other Debt instrument.

      "Acquisition Sellers" means, collectively (i) the Existing Acquisition Sellers, and (ii) any and all Persons from whom the Company acquires a New Acquisition, and when used in the singular form, means any of the Acquisition Sellers, as the context so requires.

      "Additional EBITDA Amount" means such amount as may be approved by the Agent in its sole discretion of EBITDA of a Related Business Entity acquired in a New Acquisition for the period of four (4) calendar quarters immediately preceding the New Acquisition Closing Date for such New Acquisition or for such other period of four (4) calendar quarters preceding such New Acquisition Closing Date as may be agreed and approved by the Agent, provided that, such amount is subject to redetermination by the Agent at its sole discretion to reflect elimination of expenses (including salaries, benefits and associated payroll costs for employees who have been identified for termination as a result of the New Acquisition and are to be terminated; rent expenses for leases that are to be terminated within sixty (60) days of closing of the New Acquisition; reduction of cost of goods sold due to lower gas margins from increased volume discounts; and any other identifiable, immediate net cost savings deemed applicable by the Agent) of such Related Business Entity by virtue of the acquisition.

      "Advance" means a borrowing hereunder, (i) funded by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period. The term "Advance" shall include Swing Line Loans unless otherwise expressly provided.

      "Affiliate" means, with respect to any Person, any officer, shareholder or director of such Person and any Person or group acting in concert in respect of the Person in question that, directly or indirectly, controls or is controlled by or is under common control with such Person.

      "Agent" means Bank One in its capacity as contractual representative of the Lenders pursuant to Article VIII, and not in its individual capacity as a Lender, Swing Line Lender, or issuer of Letters of Credit, and any successor Agent appointed pursuant to Article VIII.

      "Aggregate Commitment" means the aggregate of the Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms of this Agreement.

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      "Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposures of all the Lenders.

      "Agreement" means this Third Amended and Restated Credit Agreement, as amended, modified, supplemented and/or restated from time to time and at any time.

      "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

      "Applicable Fee Rate" means, at any time, the percentage rate per annum at which commitment fees are accruing on the Unused Revolving Loans Commitment at such time as set forth in the Pricing Schedule.

      "Applicable L/C Fee Rate" means, at any time, the percentage rate per annum at which letter of credit fees are accruing pursuant to Section 2.03(h) at such time as set forth in the Pricing Schedule.

      "Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

      "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

      "Arranger" means Banc One Capital Markets, Inc., its successors and assigns.

      "Asset Sale Payment" has the meaning ascribed to such term in Section 2.06 of this Agreement.

      "Authorized Officer" means the President or the Chief Financial Officer of the Company or such other officer whose authority to perform acts to be performed only by an Authorized Officer under the terms of this Agreement is evidenced to the Agent by a certified copy of an appropriate resolution of the Board of Directors of the Company.

      "Bank One" means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

      "Borrowing Date" means a date on which an Advance is made hereunder.

      "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and
      (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their

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      commercial lending activities and interbank wire transfers can be made on the Fedwire system.

      "Capital Lease" shall mean any lease of property (whether real, personal or mixed) which, to the extent required by GAAP, is accounted for as a capital lease or a Capital Expenditure on the consolidated balance sheet of the Credit Parties and their respective Subsidiaries.

      "Cash Collateral" means any and all cash (or qualified investment property as may be acceptable to the Required Lenders in their sole discretion) required or permitted to be pledged by any Person to the Agent for the pro rata benefit of the Lenders and the Agent under this Agreement as security for all or any part of the Obligations, which shall be held by the Agent for the benefit of the Lenders and the Agent, as secured parties, in a cash or securities collateral account maintained with the Agent ("Collateral Account") under which the Agent for the benefit of the Lenders and the Agent are granted a pledge, security interest and Lien in and to the Collateral Account, the cash and any and all other investment property or other property at any time held in the Collateral Account, and all proceeds and substitutions of any of the foregoing (collectively, the "Collateral Account Property"), pursuant to a pledge agreement, account control agreement and such other security and collateral assignment documents as may be required by the Required Lenders to attach and perfect and maintain perfection of such security interests and liens in the Collateral Account Property, all in form and substance satisfactory in all respects to the Required Lenders.

      "Change of Control" means: VNGDI shall cease to own Voting Stock of the Company in an aggregate representing 100% of the total aggregate voting power of all classes of the Voting Stock of the Company, calculated on a fully diluted basis, including Convertible Securities convertible into or exchangeable for Voting Stock of the Company; or VNGI shall cease to own Voting Stock of VNGDI in an aggregate representing 100% of the total aggregate voting power of all classes of the Voting Stock of VNGDI, calculated on a fully diluted basis, including Convertible Securities convertible into or exchangeable for Voting Stock of VNGDI.

      "Closing Date" has the meaning ascribed to such term in the preamble to this Agreement.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Collateral" means all present and future assets of each of the Credit Parties and their respective Subsidiaries upon which a Lien is purported to be created by this Credit Agreement, or any other Loan Document executed in connection with, pursuant to or by virtue of this Credit Agreement, and all proceeds and products of any of the foregoing.

      "Commitment" means, with respect to each Lender, its commitment to make Revolving Loans and to participate in Swing Line Loans and Letters of Credit as set forth in Article II of this Agreement. The amount of the initial Commitment of each Lender is set forth on Schedule 1.01-a attached to this Agreement and made a part hereof for all

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      purposes, as amended from time to time and at any time in accordance with the terms of this Agreement.

      "Commitment Percentage" means, when used with reference to any Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by the percentage set opposite its designation on Schedule 1.01-a under the heading and caption "Commitment Percentage", as amended from time to time and at any time in accordance with the terms of this Agreement, or as the context requires, shall mean, when used with reference to any Lender, the percentage set opposite its designation on Schedule 1.01-a under the heading "Commitment Percentage", as amended from time to time and at any time in accordance with the terms of this Agreement.

      "Common Stock" means, with respect to any corporation, the common stock of such corporation, and any class of capital stock of such corporation now or hereafter authorized having the right to share in distributions either of earnings or assets of such corporation without limit as to amount or percentage.

      "Company" has the meaning ascribed to such term in the preamble to this Agreement.

      "Company's Auditors" means one of the six (6) largest independent certified public accounting firms in the U.S.

      "Company Pledge Agreement" has the meaning ascribed to such term in
      Section 4.01(f) of this Agreement.

      "Company Security Agreement" means the Amended and Restated Security Agreement, dated as of May 1, 2000, executed by the Company in favor of the Agent for the benefit of the Lenders and the Agent, as the same has been and hereafter may be amended, modified, supplemented, replaced and/or restated from time to time and at any time.

      "Consolidated Net Income" means, for any period, the net income of the Credit Parties and their respective Subsidiaries, computed on a consolidated basis and in accordance with GAAP for such period.

      "Conversion/Continuation Notice" is defined in Section 2.05(e).

      "Convertible Securities" means evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for, with or without payment of additional consideration, shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

      "Credit Enhancement" means, in reference to the prohibited purposes of Letters of Credit described in Section 2.03(a) of this Agreement, the enhancement or support of or security for any credit extended or to be extended by any Person to the Company or any Subsidiary or Affiliate of the Company or any other Credit Party, including any Debt of the Company for borrowed money, Capital Lease obligations, and any guarantees, endorsements and other contingent obligations of the Company or any other Credit Party

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      with respect to indebtedness, liabilities or obligations of any other
      Person; provided, that, the term "Credit Enhancement" shall not include Acquisition Seller Debt.

      "Credit Party" and "Credit Parties" have the respective meanings ascribed to such terms in the Recitals to this Agreement.

      "Debt" means, with reference to any Person, all indebtedness, liabilities and obligations, contingent or otherwise, which in accordance with GAAP should be classified upon such Person's balance sheet as liabilities, but in any event including (without duplication) liabilities secured by any lien on property owned or acquired by such Person (whether or not the liability secured thereby shall have been assumed and whether or not such Person is personally liable for the payment thereof), obligations under leases which have been (or which in accordance with GAAP should be) capitalized for financial reporting purposes, and all guarantees, endorsements and other contingent obligations of such Person with respect to indebtedness, liabilities or obligations of others.

      "Draft" means a drawing or other demand for payment under a Letter of Credit.

      "EBITDA" means, with respect to the Credit Parties and their respective Subsidiaries for any period, Consolidated Net Income for such period, plus, without duplication and to the extent deducted in determining Consolidated Net Income, the sum, for such period, of (i) interest expense, (ii) income tax expense, (iii) depreciation, (iv) amortization expense (all determined in accordance with GAAP), and (v) for the calendar quarter ending June 30, 2003, and any period which includes such calendar quarter, extraordinary charges not in excess of $3,417,000.00 identified on Schedule 1.01-b as taken during the calendar quarter ending June, 2003.

            For purposes of determining EBITDA for the Credit Parties and their respective Subsidiaries on a pro forma basis to determine the effect of a New Acquisition on compliance with the covenants in Section 5.01(g) of this Agreement, to determine whether the Qualification Condition to any New Acquisition has been satisfied, and to determine the Applicable Fee Rate, Applicable L/C Fee Rate, and the Applicable Margin, (i) "EBITDA" for any period of four fiscal quarters of the Company that ends on any New Acquisition Closing Date will be deemed to include the Additional EBITDA Amount calculated with respect to the Related Business Entity acquired (or assumed to be acquired) on such New Acquisition Closing Date; and (ii) EBITDA for any period of four fiscal quarters of the Company that ends within one year after any New Acquisition Closing Date will be deemed to include an amount equal to (A) the Additional EBITDA Amount calculated with respect to the Related Business Entity acquired (or assumed to be acquired) on such New Acquisition Closing Date, minus (B) 1/12 of such Additional EBITDA Amount for each full calendar month that has elapsed between such New Acquisition Closing Date and the end of such period, minus (C) 1/360 of such Additional EBITDA Amount for each day of any partial calendar month that has elapsed between such New Acquisition Closing Date and the end of such period.

      "EBITDAR" means, with respect to the Credit Parties and their respective Subsidiaries for any period, the EBITDA for such period, plus the Rent Expense for such period.

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      "Environmental Laws" means all federal, state and local laws and implementing regulations, now or hereafter effective during the term of this Agreement, relating to pollution or protection of the environment, including laws or regulations relating to or permitting emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water, or land), or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, industrial wastes, or hazardous substances. Such laws shall include, but not be limited to: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq.; (b) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., including the statutes regulating underground storage tanks, 42 U.S.C. 6991-6991h; (c) the Clean Air Act, as amended, 42 U.S.C. 7401 et seq.; and (d) the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq., including the statute regulating the National Pollutant Discharge Elimination System, 33 U.S.C. Section 1342.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Existing Acquisition Sellers" means, collectively, the Persons identified as sellers on Schedule 3.01(m) attached hereto.

      "Existing Acquisition Seller Debt" means, collectively, the Debt owed by the Company to the Existing Acquisition Sellers, respectively, identified on Schedule 3.01(m) attached hereto.

      "Eurodollar Advance" means an Advance which, except as otherwise provided in Section 2.05(f), bears interest at the applicable Eurodollar Rate.

      "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers' Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers' Association LIBOR rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

      "Eurodollar Loan" means a Loan which, except as otherwise provided in
      Section 2.05(f), bears interest at the applicable Eurodollar Rate.

      "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such

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      Interest Period, divided by (b) one minus the Reserve Requirement
      (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

      "Event of Default" means any of the events described in Section 7.01 of this Agreement.

      "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

      "Financial Statements" includes, but is not limited to, balance sheets, profit and loss statements, and cash flow statements, prepared in accordance with GAAP.

      "Fixed Charge Coverage Ratio" means, with respect to the Credit Parties and their respective Subsidiaries for any period, a ratio of (a) EBITDAR minus the sum of (i) the amount of income taxes which were due or paid during such period, (ii) the amount of dividends that were paid by VNGI in cash during such period; (iii) the amount of depreciation expense deducted in determining the amount of Consolidated Net Income for such period, provided that, for the calendar quarter ending June 30, 2003, and any period which includes such calendar quarter, depreciation expenses of $383,000.00 shall be excluded from the calculation, and (iv) Stock Redemption Expense paid or payable during such period; to (b) the sum of the following for the Credit Parties and their respective Subsidiaries, computed on a consolidated basis and determined in accordance with GAAP:
      (i) the amount of interest which was due and payable in cash or was paid in cash during such period, (ii) the amount of scheduled principal payments of Debt which were due and payable in cash during such period (excluding payments of the Term Loan), and (iii) Rent Expense for such period.

      "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

      "Floating Rate Advance" means an Advance which, except as otherwise provided in Section 2.05(f), bears interest at the Floating Rate.

      "Floating Rate Loan" means a Loan which, except as otherwise provided in
      Section 2.05(f), bears interest at the Floating Rate.

      "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

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      "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied (from and after the date hereof) and for the period as to which such accounting principles are to apply, provided that for purposes of calculations to determine compliance with the covenants in
      Section 5.01(g), "GAAP" shall mean generally accepted accounting principles in the United States of America on the Closing Date, including official interpretations thereof by the Financial Accounting Standards Board, excluding SFAS 141, 142 and 133, consistently applied for the period from and after June 28, 2002 and for the period to which such accounting principles are to apply. Except as otherwise provided in this Agreement, to the extent applicable, all computations and determinations as to accounting or financial matters and all Financial Statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and, to the extent applicable, all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

      "Government Acts" has the meaning ascribed to such term in Section 2.03(g) of this Agreement.

      "Guaranties" means, collectively, the Parent Guaranties and the Subsidiary Guaranties, and the term "Guaranty" means any of the Guaranties, individually.

      "Guarantors" means, collectively, VNGDI, VNGI and any Subsidiary of the Company which hereafter unconditionally guaranties the Obligations pursuant to Section 4.01(f), and "Guarantor" means any of the Guarantors, individually.

      "Hazardous Substance" means any hazardous or toxic substance regulated by any Environmental Laws, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act and the Toxic Substance Control Act, or by any federal, state or local governmental agencies having jurisdiction over the control of any such substance including but not limited to the United States Environmental Protection Agency.

      "Highest Lawful Rate" means the maximum rate of interest which may be charged the Company by the Lenders under applicable state or federal usury law or regulation or any other law or regulation, however characterized, limiting the rate of interest which may be charged to corporations.

      "Initial Letters of Credit" means the letters of credit issued by Bank One on behalf of the Company pursuant to the Prior Agreement or any previous version thereof which remain outstanding on the Closing Date.

      "Intercreditor Agreements" means, collectively, intercreditor and subordination agreements entered into pursuant to Section 5.02(b)(7), as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time.

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      "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Company pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

      "Interest Rate Agreement" means any interest rate hedging agreement, interest rate swap agreement, interest rate cap agreement, foreign currency hedging agreement or other interest rate or foreign currency protection agreement or arrangement designed to protect the Company against fluctuations in interest rates or foreign currency values. (The amount of the obligation under any Interest Rate Agreement shall be the amount determined in respect thereof as of the end of the most recently ended fiscal quarter of such Person, based on the assumption that such Interest Rate Agreement had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Interest Rate Agreement provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.)

      "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term "Lenders" includes Bank One in its capacity as Swing Line Lender.

      "Lending Installation" means, with respect to a Lender or the Agent, the office, branch, subsidiary or Affiliate of such Lender listed in the signature pages or on a schedule or otherwise selected by such Lender or Agent pursuant to Section 2.05(l).

      "Letters of Credit" means all commercial and standby letters of credit issued by Bank One pursuant to Section 2.03 of this Agreement, but also including the Initial Letters of Credit. "Letter of Credit Exposure" means, as of the date such amount is to be determined, the sum of:

            (a) the aggregate face amounts of all Letters of Credit that have not expired by their terms or have not been surrendered by the beneficiary prior to the expiration thereof (including the face amounts of any Letters of Credit that have expired by their terms but have not been surrendered by the beneficiary and as to which the beneficiary asserts a right to present and/or have honored Drafts); less any portion of such face amounts that has been exhausted by the payment or acceptance of Drafts thereunder or otherwise; plus

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            (b)   the total dollar amount of (1) the amount of all Drafts under
                  Letters of Credit which have been honored by Bank One or which Bank One has otherwise been required to pay but with respect to which Bank One has not yet received reimbursement from the Company, including without limitation, the principal amounts of all outstanding Letter of Credit Loans, and (2) the amount of all Drafts under Letters of Credit which have been presented to Bank One but not honored by Bank One, which Bank One (in its sole discretion) determines it may yet honor or be required to honor or the amount of which it may otherwise be required to pay.

      "Letter of Credit Loan" has the meaning ascribed to such term in Section 2.03(e) of this Agreement.

      "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise) or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as in effect in any jurisdiction, or any other similar recording or notice statute, and any lease having substantially the same effect as the foregoing, but excluding any equipment operating leases and any precautionary filings related thereto).

      "Loans" means, collectively, the Revolving Loans, the Swing Line Loans and Letter of Credit Loans and, when used in the singular form, means any of the Loans, as the context requires.

      "Loan Documents" means, collectively, this Agreement, the Transfer Agreement, the Revolving Notes, the Swing Line Note, the Company Security Agreement, the Company Pledge Agreement, the Parent Guaranties, the Parent Pledge Agreements, the Parent Security Agreements, the Subsidiary Guaranties, the Subsidiary Security Agreements, any Intercreditor Agreements, the Subordination Agreement any and all Reimbursement Agreements, and any and all Interest Rate Agreements which have been made and at any time from and after the Closing Date may be made between the Company and any of the Lenders, and all other instruments, agreements and documents executed and delivered or to be delivered by any Person pursuant to or by virtue of this Agreement, as each of the foregoing may be amended, modified, extended, renewed, supplemented and/or restated from time to time and at any time, and when used in the singular form, means any of the Loan Documents, as the context requires.

      "Maximum Availability" means $75,000,000.00 or such greater amount as may be established pursuant to Section 2.02(g) of this Agreement. If an Event of Default or an Unmatured Event of Default has occurred and is continuing and the Agent shall have notified the Company of the election of the Required Lenders to take any action specified in Section 7.02 of this Agreement, the Maximum Availability shall be automatically reduced to zero
      (0) dollars without any action on the part of or the giving of any additional notice to the Company by the Lenders or the Agent.

      "Maximum Revolver Availability" means, as of any date such amount is to be determined, the Maximum Availability minus (i) the Letter of Credit Exposure as of such date, and (ii) the aggregate principal balance of the Swing Line Loans outstanding as of such date.

      "New Acquisition" means the acquisition by the Company from any Person of the assets and goodwill of such Person which comprise a Related Business Entity, or of all or substantially all of the stock, partnership interest, or other ownership interest of any type whatsoever of such Person in a Related Business Entity if such Related Business Entity is merged into the Company with the Company being the surviving entity, in a transaction or series of transactions closed after the Closing Date, provided that (i) Financial Statements have been maintained for such Related Business Entity for such periods preceding the acquisition as may be reasonably required by the Agent; and (ii) the consummation of such acquisition on a pro forma basis will not cause the occurrence of an Event of Default or an Unmatured Event of Default, provided that, for purposes of determining satisfaction of the condition stated in this clause (ii), the Ratio of Total Funded Debt to EBITDA shall be calculated on pro forma basis by making New Acquisition Adjustments giving effect to the proposed acquisition of such Related Business Entity, (the "Qualification Condition"). An acquisition which would otherwise qualify as a "New Acquisition" shall not so qualify unless the Company shall have obtained from the Agent its confirmation that the written submissions made to the Agent by the Company demonstrate that the Qualifying Condition is fully met with respect to the proposed acquisition. To obtain such confirmation from the Agent the Company shall submit to the Agent such historical financial statements and pro forma calculations of the Additional EBITDA Amount which will be applicable to the proposed acquisition as the Agent may require.

      "New Acquisition Adjustments" has the meaning ascribed to such term in the definition of "Ratio of Total Funded Debt to EBITDA" herein.

      "New Acquisition Closing Date" means the date on which a New Acquisition is consummated.

      "Notes" means, collectively, the Revolving Notes and the Swing Line Notes, and when used in the singular, means any of the Notes, as the context requires.

      "Obligations" means all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, now or hereafter owed to the Lenders or any of them or the Agent by the Company, whether arising under, by virtue of or pursuant to this Agreement, any of the Notes, any Reimbursement Agreement, any other Loan Document, or any of the agreements contemplated by Section 9.14 of this Agreement, together with all costs, expenses and reasonable attorneys' fees (including the reasonable allocated costs of staff counsel) incurred by each of the Lenders and by the Agent in the enforcement or collection thereof, whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, joint and several, now exist or hereafter arise, or were prior to acquisition thereof by any Lender owed to some other Person.

      "Officer's Certificate" means a certificate in the form included as a part of EXHIBIT C attached hereto signed by the President or Chief Financial Officer of the Company, confirming that all of the representations and warranties contained in Section 3.01 of this Agreement are true and correct as of the date of such certificate except as specified therein and with the further exceptions that: (i) the representation contained in
      Section 3.01(d) of this Agreement shall be construed so as to refer to the latest Financial Statements which have been furnished to the Lenders as of the date of any such certificate, (ii) the representations contained in
      Section 3.01(k) (with respect to Hazardous Substances) will be construed so as to apply not only to the Credit Parties, but also to their respective Subsidiaries, whether now owned or hereafter acquired, (iii) the representation contained in Section 3.01(l) of this Agreement shall be deemed to be amended to reflect the existence of any Subsidiary hereafter formed or acquired by the Credit Parties with the consent of the Required Lenders, and (iv) all other representations will be construed to have been amended to conform with any changes of which the Credit Parties shall have previously given the Lenders' notice in writing. The Officer's Certificate shall further confirm that no Event of Default or Unmatured Event of Default shall have occurred and be continuing as of the date of the Officer's Certificate or shall describe any such event which shall have occurred and be then continuing and the steps being taken by the Credit Parties to correct it.

      "Outstanding Credit Exposure" means as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Commitment Percentage of the Letter of Credit Exposure at such time, plus (iii) an amount equal to its Commitment Percentage of the aggregate principal amount of Swing Line Loans outstanding at such time.

      "Parent Guaranties" means the Amended and Restated Guaranties dated as of May 1, 2000, executed and delivered by each of VNGI and VNGDI in favor of the Lenders, as the same has been or may be amended, modified, extended, renewed, supplemented, replaced or restated from time to time, and "Parent Guaranty" means either of them, as the context requires.

      "Parent Pledge Agreements" means the Amended and Restated Pledge Agreements dated as of May 1, 2000, executed by each of VNGI and VNGDI in favor of the Agent for the benefit of the Lenders and the Agent, as the same have been and hereafter may be amended, modified, supplemented, replaced and/or restated from time to time and at any time, and "Parent Pledge Agreement" means either of them, as the context requires.

      "Parent Security Agreements" means the Amended and Restated Security Agreements dated as of May 1, 2000, executed by each of VNGI and VNGDI in favor of the Agent for the benefit of the Lenders and the Agent, as the same have been and hereafter may be amended, modified, supplemented, replaced and/or restated from time to time and at any time, and "Parent Security Agreement" means either of them, as the context requires.

      "Participant" has the meaning ascribed to such term in Section 10.02.

      "Payment Date" means the last day of each calendar month.

      "Permitted Asset Sales" means all sales and other dispositions by the Company and its Subsidiaries of tangible assets (other than the sale of inventory, cylinders and other equipment in the ordinary course of business and other than Short-Term Real Estate Sales) permitted by the terms of the Loan Documents.

      "Person" shall mean an individual, a corporation, a limited or general partnership, a limited liability company, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

      "Plan" means an employee pension benefit plan as defined in ERISA.

      "Pricing Schedule" means the Schedule attached hereto identified as such.

      "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

      "Purchaser" has the meaning ascribed to such term in Section 10.03.

      "Ratio of Total Funded Debt to EBITDA" shall mean, for any period of four consecutive fiscal quarters, the ratio of Total Funded Debt of the Credit Parties and their respective Subsidiaries at the close of that period to EBITDA of the Credit Parties and their respective Subsidiaries for that period, computed on a consolidated basis and determined in accordance with GAAP. For purposes of determining the Applicable Margin, the Applicable Fee Rate and the Applicable L/C Fee Rate, and for purposes of Section 5.01(g)(2) of this Agreement, the Ratio of Total Funded Debt to EBITDA shall be determined on the Closing Date on the basis of the consolidated Financial Statements of the Credit Parties and their respective Subsidiaries provided to the Lenders prior to the Closing Date for the preceding period of four (4) quarters ending December 31, 2003, and thereafter shall be redetermined and adjusted from and after the Closing Date as provided in the Pricing Schedule, except as provided below.

      Notwithstanding anything to the contrary in the Pricing Schedule, or in
      Section 5.01(g)(2), for purposes of determining the Applicable Margin, the Applicable Fee Rate, the Applicable L/C Fee Rate and compliance with
      Section 5.01(g)(2) of this Agreement and for purposes of determining satisfaction of the Qualifying Condition, the Ratio of Total Funded Debt to EBITDA shall be redetermined and adjusted as necessary on each New Acquisition Closing Date (or proposed New Acquisition Closing Date) on the basis of the consolidated Financial Statements of the Credit Parties and their respective Subsidiaries for the most recent period of four (4) calendar quarters that precedes the New Acquisition Closing Date provided to the Lenders pursuant to the requirements of Section 5.01(b) of this Agreement, but giving effect on a pro forma basis to any Additional EBITDA Amount, as provided in the definition of "EBITDA," and to changes in Total Funded Debt occurring as a result of the New Acquisition consummated on such New Acquisition Closing Date (a "New Acquisition Adjustment"), with prospective effect until the next adjustment is made pursuant to the Pricing Schedule, but no New Acquisition Adjustment shall be effective as to any Eurodollar Rate elected prior to the New Acquisition Date until the expiration of the Interest Period for which such Eurodollar Rate shall have been elected by the Company.

      "Real Estate Leases" shall mean all non-cancellable leases of real property or improvements or fixtures thereon, which leases, in conformity with GAAP, are not required to be capitalized.

      "Regulatory Change" means at any time after the Closing Date (a) any change in existing, or any introduction or adoption of new, United States federal, state or foreign laws, regulations, treaties or directives (including Regulation D of the Board of Governors of the Federal Reserve System), (b) any change in the interpretation of the foregoing by any Governmental Authority charged with the administration or interpretation thereof, or (c) any change in the manner in which existing guidelines of any federal or state governmental authority are enforced.

      "Reimbursement Agreement" has the meaning ascribed to such term in Section 2.03(a) of this Agreement.

      "Related Business Entity" means an operating business entity, division or unit engaged in one or more lines of business in which the Company is engaged as of the Closing Date, being the packaging and wholesale distribution of industrial gas and welding, propane and fire extinguishment equipment and supplies.

      "Remaining Availability" means, at any time a determination thereof is to be made, that amount which results by subtracting from the Maximum Availability at such time the Aggregate Outstanding Credit Exposure at such time.

      "Rent Expense" means for any fiscal period, the total amount of rents and other charges payable during such period by the Credit Parties and their respective Subsidiaries under all Real Estate Leases to which they are a lessee, all as determined on a consolidated basis in accordance with GAAP.

      "Required Lenders" means Lenders in the aggregate having at least 66.67% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66.67% of the Aggregate Outstanding Credit Exposure; provided that, so long as there are four (4) Lenders, the "Required Lenders" shall consist of not fewer than three Lenders.

      "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal, emergency and other reserves), imposed on Eurocurrency liabilities under Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

      "Revolving Loans" has the meaning ascribed to such term in Section 2.02(a) of this Agreement.

      "Revolving Loans Maturity Date" means the earlier of (i) the Scheduled Revolving Loans Maturity Date, and (ii) that date upon which payment of any of the Revolving Loans is accelerated in accordance with Section 7.02 of this Agreement.

      "Revolving Notes" has the meaning ascribed to such term in Section 2.02(b) of this Agreement, and "Revolving Note" means any one of the Revolving Notes.

      "Sale Value" means, with respect to any asset sold or otherwise disposed of as a Permitted Asset Sale, the higher of: (i) the book value of the asset on the books of the Company or its Subsidiary immediately prior to such sale or other disposition, and (ii) the Asset Sale Payment received with respect to such sale or other disposition.

      "Scheduled Revolving Loans Maturity Date" means April 30, 2009, or such later date as may be established pursuant to the terms of Section 2.02(f) of this Agreement.

      "Securities Commission" means the Securities and Exchange Commission or any other Federal agency from time to time administering the Securities Act of 1933, as amended.

      "Short-Term Real Estate Sale" means any arms-length sale made by the Company while there is no Event of Default or Unmatured Event of Default (including any sale which is part of a sale-leaseback transaction) to a Person who is not an Affiliate of the Company or any of the Guarantors, of real estate (including improvements thereon) which has been owned by the Company for less than one year, and the term "Short-Term Real Estate Sales" means all of such sales, collectively.

      "Stock Redemption Expense" means, with respect to any period, the total cost incurred by VNGI in the purchase and redemption of any of its capital stock at any time during such period, as such cost is determined in accordance with GAAP.

      "Subordination Agreement" means the Amended and Restated Subordination Agreement dated as of May 1, 2000, executed by the Credit Parties in favor of the Agent and the Lenders, as the same has been and hereafter may be amended, modified, supplemented, replaced and/or restated from time to time and at any time.

      "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture or other business entity over which such Person exercises control, provided that it shall be conclusively presumed that such Person exercises control over any such entity 51% or more of the equity interest in which is owned by such Person, directly or indirectly.

      "Subsidiary Guaranties" means, collectively, the guaranties executed and delivered to the Agent by any Subsidiary of the Company pursuant to the requirements of Section 4.01(f) of this Agreement, as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time, and the term "Subsidiary Guaranty" means any of the Subsidiary Guaranties.

      "Subsidiary Security Agreements" means, collectively the security agreements executed and delivered to the Agent by any Subsidiary of the Company pursuant to the requirements of Section 4.01(f) of this Agreement, as the same may be amended, modified, supplemented, replaced and/or restated from time to time and at any time, and the term "Subsidiary Security Agreement" means any of the Subsidiary Security Agreements.

      "Swing Line Borrowing Notice" is defined in Section 2.04(d).

      "Swing Line Commitment" means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $3,000,000.00 at any one time outstanding.

      "Swing Line Lender" means Bank One or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

      "Swing Line Loan" means a Loan made available to the Company by the Swing Line Lender pursuant to Section 2.04.

      "Swing Line Note" has the meaning ascribed to such term in Section
      2.04(a).

      "Term Loan" means the Term Loan extended to the Company pursuant to the Prior Agreement.

      "Total Funded Debt" means, with respect to the Credit Parties and their respective Subsidiaries, as of the date any determination thereof is to be made, all interest-bearing Debt of the Credit Parties and their respective Subsidiaries (including all Acquisition Seller Debt or other subordinated interest-bearing Debt), computed on a consolidated basis and determined in accordance with GAAP.

      "Transfer Agreement" has the meaning ascribed to such term in the Recitals to this Agreement.

      "Transferee" has the meaning ascribed to such term in Section 10.04.

      "Type" means, with respect to any Advance, its nature as a Eurodollar Advance or a Floating Rate Advance.

      "Unmatured Event of Default" means any event specified in Section 7.01 of this Agreement, which is not initially an Event of Default, but which would, if uncured, become an Event of Default with the giving of notice or the passage of time or both.

      "Unused Revolving Loans Commitment" has the meaning ascribed to such term in Section 2.02(e).

      "VNGI" has the meaning ascribed to such term in the Recitals to this Agreement.

      "VNGDI" has the meaning ascribed to such term in the Recitals to this Agreement.

      "Voting Stock" means, in reference to the Company, all classes of capital stock of the Company then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors of the Company, and means, in reference to VNGDI, all classes of capital stock of VNGDI then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors of VNGDI.

                                   ARTICLE II.

                                 BORROWING TERMS

            Section 2.01. General Statement. Subject to and in accordance with the terms of this Agreement, and in reliance upon the representations, warranties, covenants and agreements of the Company and the other Credit Parties made in this Agreement and the other Loan Documents, each Lender severally agrees to make the Loans and issue or risk participate with respect to the Letters of Credit as described in this Article II.

            Section 2.02. The Revolving Loans.

            (a) The Commitment -- Use of Proceeds. Each of the Lenders severally agrees, subject to the terms and conditions of this Agreement, to make Advances to the Company on a revolving basis (collectively, the "Revolving Loans") from time to time from and after the Closing Date until the Revolving Loans Maturity Date, provided that (i) the aggregate amount of all Revolving Loans of any Lender outstanding at any time shall not exceed its Commitment,
(ii) the aggregate principal balance of all of the Revolving Loans outstanding at any time shall not exceed the Maximum Revolver Availability, and the aggregate principal balance of all Revolving Loans of each Lender outstanding at any time shall not exceed such Lender's Commitment Percentage of the Maximum Revolver Availability.

            The Revolving Loans under this Agreement are a continuation, on amended terms, of the "Revolving Loan" extended to the Company under the Prior Agreement (the "Prior Revolving Loans") and the Company affirms, acknowledges and agrees that the aggregate outstanding principal balance of the Prior Revolving Loans as of the Closing Date is $__________________, being the unpaid principal amount of the Prior Revolving Loans immediately prior to the execution of this Agreement. On the Closing Date, subject to satisfaction of the conditions in Section 6.01, the Lenders shall make an Advance in the sum of $9,750,000.00, the proceeds of which shall be used to pay in full the Term Loan. Thereafter, Revolving Loans may be used by the Company to fund working capital requirements and for general corporate purposes.

            (b) Borrowing. The obligation of the Company to repay the Revolving Loans shall be evidenced by promissory notes executed by the Company to each of the Lenders in the form of EXHIBIT A attached hereto (as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time, the "Revolving Notes"). So long as no Event of Default or Unmatured Event of Default shall have occurred and be continuing and until the Revolving Loans Maturity Date, the Company may borrow, repay (subject to the requirements of Section 2.05(c) of this Agreement) and reborrow under the Revolving Notes on any Business Day, provided that Company shall not be entitled to receive and the Lenders shall not be obligated to make any
Advance: (i) at any time an Event of Default or an Unmatured Event of Default has occurred or is continuing; (ii) if the amount of such Advance would exceed the amount of the Remaining Availability as of the date of such Advance; or
(iii) if after making such Advance the aggregate principal balance of the Revolving Loans would exceed the Maximum Revolver Availability.

            (c) Disbursement of Funds. The Company agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Company will indemnify such Lender against any net loss or expense which such Lender sustains or incurs, as reasonably determined by such Lender, as a result of any failure of the Company to borrow any Advance on the Borrowing Date specified therefor in a Borrowing Notice or telephonic request.

            (d) Upfront Fee. On the Closing Date, the Company shall pay to the Agent for the account of each Lender a commitment fee of .1% of the Aggregate Commitment.

            (e) Commitment Fee/Commitment Reduction. In addition to interest accruing on the Revolving Loans, the Company shall pay to the Agent, for the pro rata accounts of the Lenders, a commitment fee for each partial or full calendar quarter from and after the Closing Date until the Revolving Loans Maturity Date at a rate equal to the Applicable Fee Rate per annum on the daily Unused Revolving Loans Commitment (as hereinafter defined) during each such quarter. As used herein, the term "Unused Revolving Loans Commitment" means, for each day a determination thereof is to be made, the positive excess, if any, which results by subtracting from the Maximum Availability at the close of such day the Aggregate Outstanding Credit Exposure at the close of such day. Commitment fees for each calendar quarter and for the period ending on the Revolving Loan Maturity Date shall be due and payable within ten (10) days following the Agent's submission of a statement of the amount due. Such fees may be debited by the Agent when due to any demand deposit account of the Company carried with the Agent without further authority.

            The Company may permanently reduce the Aggregate Commitment in whole or in part, ratably among the Lenders, in integral multiples of $1,000,000, upon at least one Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

            (f) Extension of Scheduled Revolving Loans Maturity Date. Upon the written request of the Company made not earlier than ninety (90) days nor later than sixty (60) days prior to each anniversary of the Closing Date, and the unanimous agreement of the Lenders (which approval and agreement by each Lender is at the sole discretion of each such Lender) extend the Scheduled Revolving Loans Maturity Date for a period of one additional year, and upon the unanimous agreement in writing of the Lenders to any such one-year extension, the date to which the Scheduled Revolving Loans Maturity Date is then extended will become the "Scheduled Revolving Loans Maturity Date" for purposes of this Agreement.

            (g) Increase of Commitment and Maximum Availability. The Company may, at any time, request the Lenders in writing to increase the total Commitments of the Lenders, provided that (i) such increase shall not cause the aggregate Commitments to exceed One Hundred Million Dollars ($100,000,000.00), and (ii) no Event of Default shall have occurred or be continuing. Any or all of the Lenders may, but shall not be obligated to, increase its Commitment by all or any portion of the additional amount requested. Immediately upon the effectiveness of any such increase in the Commitments, each Lender's Revolving Loans Commitment Percentage of the total Commitments for Revolving Loans shall be automatically adjusted to reflect the same. In the event the Lenders agree to increase the Commitments by less than all of the amount requested, the Company may seek additional commitments in the amount of the difference between the requested increase and the amount of increase in Commitments agreed to by the Lenders, from one or more third party financial institutions provided that such third party financial institutions are selected upon prior written notice to Agent and would meet all qualifications of a Purchaser, were it at that time to be a Purchaser, and such third party financial institutions shall become a party to this Credit Agreement by an amendment in form and substance as required by the Agent.

            Section 2.03. Letters of Credit.

            (a) Letters of Credit -- General. Bank One agrees, subject to the terms and conditions of this Agreement, to issue upon the application of the Company and for the account of the Company commercial and standby letters of credit for the purpose of supporting payment of all or any part of the Acquisition Seller Debt or for any other general business purpose of the Company other than Credit Enhancement (each a "Letter of Credit"), provided that:

                  (1) The aggregate Letter of Credit Exposure shall not at any time exceed the lesser of (A) Twenty-Five Million Dollars ($25,000,000) or (B) the Maximum Availability at such time minus the aggregate principal balance of all Revolving Loans and Swing Line Loans outstanding at such time;

                  (2) No Letter of Credit shall have an expiry date later than the earlier of (i) the fifth Business Day prior to the Scheduled Revolving Loans Maturity Date, and (ii) one year after its issuance; provided that any Letter of Credit with an expiry date one year after the date of issuance may provide for renewals thereof for additional one year periods if such renewals do not extend the expiry date beyond the date that is five Business Days prior to the Scheduled Revolving Loans Maturity Date.

                  (3) The Company shall not request and Bank One shall have no obligation to issue any Letter of Credit: (i) at any time any Event of Default or Unmatured Event Default shall have occurred and be continuing; (ii) at any time after the Revolving Loans Maturity Date; (iii) if, after giving effect to such issuance, the aggregate Letter of Credit Exposure would exceed the lesser of (A) Twenty-Five Million Dollars ($25,000,000) or (B) the Maximum Availability at such time minus the then aggregate principal balance of all Revolving Loans and Swing Line Loans outstanding at such time; (iv) if the face amount of such

            Letter of Credit would exceed the then outstanding Remaining Availability; or (v) for any purpose other than those permitted hereunder;

                  (4) Bank One in no event shall be obligated to issue any Letter of Credit if the issuance of such Letter of Credit on the terms requested would be contrary to, or in violation of the policies of Bank One or any requirement of applicable law;

                  (5) The form of the requested Letter of Credit shall be satisfactory to Bank One in the reasonable exercise of Bank One's discretion; and

                  (6) If requested by Bank One, Bank One shall have received from the Company an application and reimbursement agreement for the Letter of Credit in form and substance satisfactory to Bank One in all respects (as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time, "Reimbursement Agreement"), duly executed by an Authorized Officer on behalf of the Company.

            (b) Risk Participation. Each Lender (other than Bank One) hereby agrees that, immediately upon the issuance of each Letter of Credit and as of the Closing Date as to the Initial Letters of Credit, such Lender shall purchase, and shall be deemed to have irrevocably purchased (without the necessity of the execution or delivery by Bank One or such Lender of any further or additional document evidencing such purchase) a risk participation in such Letter of Credit and the obligations of Bank One with respect to Drafts thereunder (including any Letter of Credit Loan), in an amount equal to such Lender's Commitment Percentage.

            (c) Letter of Credit Procedures. Whenever the Company desires the issuance of a Letter of Credit, if requested by Bank One, the Company shall deliver to Bank One not later than 11:30 a.m. (Chicago, Illinois time) at least three Business Days (or such shorter period as may be agreed to by Bank One in any particular instance) in advance of the proposed date of issuance a Reimbursement Agreement duly executed by an Authorized Officer. Each Reimbursement Agreement shall include a precise description of the documents and the verbatim text of any certificate to be presented by the proposed beneficiary with, or as a part of any Draft; provided that Bank One, in its sole judgment, may require changes in the description of any such documents and the text of such certificates; and provided further that, at the discretion of Bank One, each Letter of Credit shall provide that payment against a conforming Draft is not required to be made thereunder prior to the close of business on the third Business Day following presentment of such Draft.

            (d) Draws under Letters of Credit. Upon presentation of a Draft under any Letter of Credit by the beneficiary thereof, Bank One shall notify the Company and the Lenders of the receipt thereof ("Draft Notice") not later than one Business Day prior to the date on which Bank One intends to honor such Draft. The Draft Notice may be given by telephone or telecopy. Failure to give the Draft Notice or to give the Draft Notice in a timely manner shall not in any way affect or limit the payment obligation of the Company or the obligations of the Lenders hereunder. Upon receipt of the Draft Notice, the Company shall make or cause to be made an irrevocable deposit with Bank One not later than 1:00 p.m., Chicago, Illinois time, one (1)

Business Day prior to the day on which the Draft is to be honored, in an amount equal to the full amount which is to be paid under such Draft, in good and collected funds (the "Reimbursement Amount"), specifying that it is depositing such money for the sole purpose of funding the payment of such Draft.

            In determining whether to honor any Draft, Bank One shall be responsible only to determine that the documents and certificates required to be delivered with such Draft under the appropriate Letter of Credit have been delivered and that on their faces they are in substantial compliance with the requirements of that Letter of Credit. In the event of any conflict between the terms of any Reimbursement Agreement and the terms of this Agreement, the terms of this Agreement shall control; and the terms of a Reimbursement Agreement shall not be deemed to be in conflict with the terms of this Agreement solely by reason of the fact that it addresses one or more subject matters that are addressed by this Agreement and contains provisions that are different from those set forth in this Agreement.

            (e) Reimbursement Obligations of the Company. The Company hereby agrees to reimburse Bank One, on demand, the amount paid by Bank One to settle its obligations in respect of each Draft under each Letter of Credit (whether such amount is paid by virtue of Bank One's honor of any Draft or otherwise) to the extent that a Reimbursement Amount is not available to Bank One for that purpose, which reimbursement obligation shall be immediate and automatic, without the necessity of any further act or the execution of any additional document, instrument, or agreement. Any Reimbursement Amount that is not paid in full when due shall be deemed to be and shall constitute a demand loan made to the Company by Bank One on such due date in the principal amount of the unpaid Reimbursement Amount (each such loan being referred to herein as a "Letter of Credit Loan", and collectively as "Letter of Credit Loans"), which Letter of Credit Loans shall bear interest, until paid in full, at a per annum rate equal to the Floating Rate plus Three Percent (3%) per annum. A demand for payment of each Reimbursement Amount and Letter of Credit Loan shall be deemed to have been made by Bank One on the date of the corresponding payment by Bank One to settle its obligations under a Draft. Nothing herein is intended to preclude the Company from requesting an Advance to the extent available under the Revolving Loans to pay any Reimbursement Amount or Letter of Credit Loan.

            The obligation of the Company to reimburse Bank One in respect of drawings made under the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and the applicable Reimbursement Agreement (if and to extent the terms of such Reimbursement Agreement do not conflict with this Agreement) under all circumstances, and notwithstanding any of the following circumstances:

                  (1) any lack of validity or enforceability of any Letter of Credit;

                  (2) the existence of any claim, set-off, defense or other right which the Company may have at any time against a beneficiary or any transferee of any Letter of Credit or (or any Persons for whom any such transferee may be acting), or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Company and the beneficiary of any Letter of Credit);

                  (3) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (4) payment by Bank One under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

                  (5) any other circumstance or happening whatsoever which is similar to any of the foregoing; or

                  (6) the fact that an Event of Default or Unmatured Event of Default shall have occurred and be continuing;

provided however, that the Company shall not be obligated to reimburse Bank One for any wrongful payment or disbursement made or to be made by Bank One under any Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of Bank One. Payment of a Draft that does not comply with the terms of the Letter of Credit against which it is presented shall not in any event be deemed to be wrongful or an act or omission constituting gross negligence or willful misconduct on the part of Bank One if such payment is made at the specific written request of the Company in which the Company waives the non-compliance of the Draft.

            Upon a written request by the Company, Bank One will undertake to provide to the Company copies of all instruments and documents constituting a Draft with the Draft Notice, and in the event the Company has any knowledge (however obtained) of any claim of non-compliance with the Company's instructions or with the terms of the Letter of Credit, or of discrepancies or other irregularities related solely to the Draft on the Letter of Credit, the Company shall immediately notify Bank One thereof in writing, and the Company shall be deemed to have waived any such claim or defense against Bank One related thereto or arising therefrom unless such notice is given. The Company shall be deemed to have knowledge of any such claim that is apparent on the face of copies of instruments and documents constituting a Draft that are provided to the Company pursuant to the preceding sentence.

            Unless specified to the contrary in the Reimbursement Agreement for a Letter of Credit, or any amendment to a Letter of Credit, the Company agrees that Bank One and its correspondents may receive and accept any Draft drawn or presented under such Letter of Credit or other document otherwise in order, issued or purportedly issued by an agent, executor, trustee in bankruptcy, receiver or other representative of the party who is authorized under such Letter of Credit to issue such Draft or other document, as complying with the terms of such Letter of Credit.

            (f) Default by Company. In the event the Company fails to deposit the Reimbursement Amount with Bank One, or if for any other reason the Reimbursement Amount is not available to settle Bank One's obligations under a Draft, the Agent shall make a demand on the Lenders for funding pursuant to this section. Each Lender (other than Bank One) shall forthwith (and in any event, not later than 1:00 p.m., Chicago, Illinois time, on the day the Agent has indicated to the Lenders as the day such Draft is to be honored, or if such demand is made after 10:00 a.m., Chicago, Illinois time on the day indicated for honor of the Draft, then not later than 1:00 p.m., Chicago, Illinois time, on the first Business Day immediately following the day such demand is made), make available to the Agent at its principal banking offices immediately available funds in an amount equal to its Commitment Percentage of the amount of the Draft, which funds shall be immediately remitted by the Agent to Bank One to be used by it to settle its obligations under such Draft. In addition, if for any reason the Reimbursement Amount is recovered in whole or in part from the Agent or Bank One or a recovery is obtained from the Agent or Bank One based on such deposit, then the Agent shall make demand on each Lender for, and each Lender shall pay to the Agent (for the account of Bank One if the recovery is obtained from it) an amount equal to such Lender's Commitment Percentage of the amount of the recovery (provided that Bank One shall not be required to make any such payment in regard to an amount recovered from it). Each payment by a Lender to the Agent pursuant to the preceding sentence of the amount of any Reimbursement Amount recovered shall be deemed to be a Letter of Credit Loan payable with interest as provided above. If for any reason the foregoing payments to the Agent may not be deemed to be a Letter of Credit Loan, each payment by a Lender to the Agent shall be considered to be the purchase of a participation in Bank One's or the Agent's rights and claims arising as a result of such recovery, if any, in an amount equal to such Lender's Commitment Percentage thereof.

            (g) Indemnity. The Company agrees to protect, indemnify and save Bank One and the Lenders harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) which Bank One or any of the other Lenders may incur or be subject to as a consequence, direct or indirect, of (a) the issuance of the Letters of Credit, other than as a result of the gross negligence or willful misconduct of Bank One, as determined by a court of competent jurisdiction, or (b) the failure of Bank One to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Government Acts").

            As between the Company, on the one hand, and Bank One, on the other, the Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Bank One shall not be responsible and shall have no liability (a) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) for failure of the beneficiary of any such Letter of Credit to comply fully with the terms and conditions of the agreement pursuant to which the Letter of Credit was procured and pursuant to which the beneficiary is entitled to draw upon such Letter of Credit; (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (e) for errors in interpretation of technical terms; (f) for any loss or delay in the transmission or otherwise of any document required in order to make a Draft under any such Letter of Credit or of the proceeds thereof; (g) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any Draft under such Letter of Credit; (h) for any consequences arising from causes beyond the control of Bank One, including, without limitation, any Government Acts; and (i) for any action taken or omitted by Bank One under or in connection with the Letters of Credit, if taken or omitted in good faith. None of the above shall affect, impair, or prevent the vesting of any of Bank Ones' rights or powers hereunder.

            Following the occurrence of an Event of Default or an Unmatured Event of Default which is continuing, the Company agrees that any action taken by Bank One, if taken in good faith, under or in connection with any of the Letters of Credit, Reimbursement Agreements and Drafts, shall be binding on the Company and shall not subject Bank One to any resulting liability to the Company. In furtherance thereof, Bank One shall have the full right and authority, following an Event of Default or Unmatured Event of Default which is continuing, to (i) clear and resolve any questions of non-compliance of documents, (ii) to give any instructions as to acceptance or rejection of any documents or goods, and (iii) to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents.

            (h) Letter of Credit Fees. The Company shall pay to the Agent, for the accounts of the Lenders ratably according to their respective Commitment Percentages, (i) with respect to each standby Letter of Credit, a letter of credit fee at the Applicable L/C Fee Rate per annum on the average daily undrawn stated amount under each such Letter of Credit, payable in arrears on the last day of each calendar quarter, and (ii) with respect to each commercial Letter of Credit or modification thereof, such fees as are customarily imposed by Bank One in connection with the issuance (or modification, as applicable) of similar letters of credit at the time such fee is to be imposed. Each such fee shall be deemed fully earned and nonrefundable when due. Upon receipt of each such fee, the Agent, Bank One shall disburse the fee to each Revolver Lender, including Bank One, pro rata in accordance with each Revolver Lender's Revolving Loans Commitment Percentage. The Company also shall pay to Bank One a fronting fee equal to 0.125% of the amount of each Letter of Credit issued on or after the Closing Date and all standard Bank One transaction fees with respect to any transactions occurring on account of any Letter of Credit, including all standard fees for issuance, amendment, cancellation, negotiation or transfer of each Letter of Credit and with respect to each Draft thereon. Fronting fees and transaction fees shall be payable upon completion of the transaction as to which they are charged. All fees may be debited by Bank One to any deposit account of the Company carried with Bank One without further authority, and in any event, shall be paid by the Company within ten (10) days following billing. All transaction fees and the fronting fees shall be retained by Bank One.

            (i) Initial Letters of Credit. The Initial Letters of Credit shall be deemed to be Letters of Credit for all purposes hereunder.

            (j) Cash Collateral. The Company shall on the Revolving Loans Maturity Date provide the Agent with Cash Collateral in a deposit or an investment in United States government securities with the Agent which is acceptable to the Agent and which is in the name of the Company but under the sole and exclusive dominion and control of the Agent with respect to which the Company has no authority to withdraw from, to draw upon, or otherwise exercise any authority of any kind, in an amount equal to the then-outstanding Letter of Credit Exposure. The Company hereby grants a security interest in all of such Cash Collateral to the Agent, for the benefit of the Agent and the Lenders, to secure the Obligations. If there is any Draft or other liability of the Agent or Bank One under any Letter of Credit, the Agent shall apply the Cash Collateral in reimbursement of any such Draft or other liability, and otherwise may apply it to any of the Obligations. The Cash Collateral provided to the Agent pursuant to this Section 2.03(j) shall be released to the Company only upon full payment or satisfaction of all Obligations, including the reduction of all Letter of Credit Exposure to zero. The Company agrees to execute all agreements, documents and instruments requested by the Agent to further evidence the security interest granted in the Cash Collateral pursuant to this Section 2.03(j).

            Section 2.04. Swing Line Loans.

            (a) Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 6.01, from and including the Closing Date and prior to the Revolving Loans Maturity Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Company from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the Swing Line Lender's Outstanding Credit Exposure exceed its Commitment at such time. Subject to the terms of this Agreement, the Company may borrow, repay and reborrow Swing Line Loans at any time prior to the Revolving Loans Maturity Date. Proceeds of Swing Line Loans may be used by the Company to fund working capital requirements and for general corporate purposes.

            (b) Borrowing. The obligations of the Company to repay the Swing Line Loans shall be evidenced by a promissory note executed by the Company to the Swing Line Lender in the form of EXHIBIT B attached hereto (as the same may be amended, modified, extended, renewed,, supplemented, replaced or restated from time to time and at any time, the "Swing Line Note"). The Company shall deliver to the Agent and the Swing Line Lender irrevocable notice (a "Swing Line Borrowing Notice") not later than noon (Indianapolis time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000.

            (c) Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Indianapolis time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Indianapolis, to the Agent at its address specified pursuant to Section 9.02. The Agent will promptly make the funds so received from the Swing Line Lender available to the Company on the Borrowing Date at the Agent's aforesaid address.

            (d) Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Company on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the fifth (5th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender's Commitment Percentage of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than noon (Chicago time) on the date of any notice received pursuant to this Section 2.04(d), each Lender shall make available its required Revolving Loan, in funds immediately available in Indianapolis to the Agent at its address specified pursuant to Section 9.02 Revolving Loans made pursuant to this Section 2.04(d) shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.05(e) and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 6.01 had not then been satisfied, such Lender's obligation to make Revolving Loans pursuant to this Section 2.04(d) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of an Event of Default or Unmatured Event of Default, (c) any adverse change in the condition (financial or otherwise) of the Company, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.04(d), the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.04(d), such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Revolving Loans Maturity Date, the Company shall repay in full the outstanding principal balance of the Swing Line Loans.

            Section 2.05. Provisions Applicable to All the Loans. The following provisions are applicable to all the Loans:

            (a) Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Company in accordance with Sections 2.05(d) and (e), or Swing Line Loans selected by the Company in accordance with Section 2.04.

            (b) Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $2,000,000.00 (and in multiples of $100,000.00 if in excess thereof), and each Floating Rate Advance (other than a Swing Line Loan or an Advance to repay Swing Line Loans) shall be in the minimum amount of $1,000,000.00 (and in multiples of $100,000.00 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Remaining Availability.

            (c) Optional Principal Payments. The Company may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $1,000,000, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) upon notice to the Agent given not later than 12:00 p.m. (Indianapolis time), on the date of payment. The Company may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, upon notice to the Agent and the Swing Line Lender given not later than 12:00 p.m. (Indianapolis time) on the date of payment. The Company may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 2.11 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days' prior notice to the Agent.

            (d) Method of Selecting Types and Interest Periods for New Advances. The Company shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Company shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 12:00 p.m. (Indianapolis time) on the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

                  (i) the Borrowing Date, which shall be a Business Day, of such Advance,

                  (ii)  the aggregate amount of such Advance,

                  (iii) the Type of Advance selected, and

                  (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Indianapolis time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available in Indianapolis to the Agent at its address specified pursuant to
Section 9.02. The Agent will make the funds so received from the Lenders available to the Company at the Agent's aforesaid address.

            (e) Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.05 or are repaid in accordance with Sections 2.05(c) or 2.06. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Sections 2.05(c) or 2.06 or (y) the Company shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.05(b), the Company may elect from time to time to convert all or any part of a Floating Rate Advance (other than a Swing Line Loan) into a Eurodollar Advance. The Company shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 12:00 p.m. (Indianapolis time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

                  (i) the requested date, which shall be a Business Day, of such conversion or continuation,

                  (ii) the aggregate amount and Type of the Advance which is to be converted or continued, and

                  (iii) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

            (f) Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.05(e), to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.05(e) hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Company's selections under Sections 2.05(d) and 2.05(e) and otherwise in accordance with the terms hereof. No Interest Period may end after the Scheduled Revolving Loans Maturity Date.

            (g) Rates Applicable After Default. Notwithstanding anything to the contrary contained in Sections 2.05(a), (e) or (f), during the continuance of an Event of Default or Unmatured Event of Default the Required Lenders may, at their option, by notice to the Company which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.10 requiring unanimous consent of the Lenders to changes in interest rates) declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Company which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.10 requiring unanimous consent of the Lenders to changes in interest rates) declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, provided that, during the continuance of an Event of Default under Section 7.01(d), the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Advances without any election or action on the part of the Agent or any Lender.

            (h) Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at Bank One, NA, ABA #0074000010, Attn.: Commercial Loan Note Servicing, Re: Valley National Gases, Inc., Obligor No. 2310116845, Account number 05315101000263, or at any other Lending Installation of the Agent specified in writing by the Agent to the Company, by noon (Indianapolis time) on the date when due and shall (except with respect to repayments of Swing Line Loans) be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender by noon (Indianapolis time) shall be delivered by the Agent to such Lender on the date of receipt, or if received after noon (Indianapolis time), by noon (Indianapolis time) on the next succeeding Business Day (it being understood that any payment received after noon (Indianapolis time) on any day shall be deemed to have been received on the next succeeding Business Day for purposes of computing interest), in each case in the same type of funds that the Agent received, at its address specified pursuant to Section 9.02 or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Company maintained with Bank One for each payment of principal, interest and fees as it becomes due hereunder. All payments of the Obligations shall be made without relief from valuation and appraisement laws.

            (i) Telephonic Notices. The Company hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Company, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Company agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

            (j) Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurodollar Advances and commitment and letter of credit fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365, or when appropriate, 366 day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance or of any fees shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

            (k) Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

            (l) Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Company in accordance with Section 9.02, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

            (m) Non-Receipt of Funds by the Agent. Unless the Company or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Company, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Company, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Company, the interest rate applicable to the relevant Loan.

            (n)   Replacement of Lender. If the Company is required pursuant to
Section 2.08, 2.09 or 2.12 to make any additional payment to any Lender or if any Lender's obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 2.10 (any Lender so affected an "Affected Lender"), the Company may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit D and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of
Section 10.03 applicable to assignments, and (ii) the

Company shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Company hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 2.08, 2.09 or 2.12, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.11 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

            Section 2.06. Mandatory Prepayment/Reduction of Maximum
Availability.

            (a) If at any time the Aggregate Outstanding Credit Exposure exceeds the Maximum Availability at such time, the Company shall immediately repay the Advances in an aggregate principal amount, equal to such excess, together with any additional amounts that may be required in connection with such repayment.

            If an Event of Default or an Unmatured Event of Default has occurred and is continuing and the Agent shall have notified the Company of the Required Lenders' election to take any action specified in Section 7.02 of this Agreement, the Maximum Availability shall be automatically reduced to $0 without any action on the part of or the giving of notice to the Company by the Agent or the Lenders.

            (b) The Company or any Subsidiary of the Company making a Permitted Asset Sale in any fiscal year of the Company shall pay to the Agent, concurrently with the consummation of such Permitted Asset Sale, a payment ("Asset Sale Payment") in an amount equal to one hundred percent (100%) of the gross amount realized upon such Permitted Asset Sale and all other Permitted Asset Sales previously consummated by the Company or any Subsidiary of the Company during such fiscal year (in each case net only of reasonable and customary selling costs and expenses actually incurred by the seller) minus the sum of (i) $2,000,000; and (ii) the amount of all Asset Sale Payments previously made to the Agent with respect to Permitted Asset Sales consummated during such fiscal year. Each Asset Sale Payment shall first be applied to the Swing Line Loans, and to the extent any balance remains after payment of the Swing Line Loans in full, shall be applied pro rata against the outstanding principal balance of the Revolving Loans, with the Maximum Availability to be automatically and concurrently reduced permanently by the amount so applied against the Revolving Loans. To the extent that any balance of the Asset Sale Payment remains unapplied after application against the Swing Line Loans and the Revolving Loans, it shall be held by the Agent as Cash Collateral to secure payment of any Letter of Credit Exposure then existing.

            Section 2.07. Ratable Payments.

            (a) In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Company becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Company may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

            (b) If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 2.08, 2.09, 2.11 or 2.12 in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

            Section 2.08. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

      (i) subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or

      (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

      (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans or Commitment, then, within 15 days of demand by such Lender, the Company shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

            Section 2.09. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending

Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Company shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means
(i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

            Section 2.10. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 2.11.

            Section 2.11. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Company for any reason other than default by the Lenders, the Company will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

            Section 2.12. Taxes.

            (a) All payments by the Company to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the

Company shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

            (b) In addition, the Company hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note ("Other Taxes").

            (c) The Company hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this
Section 2.12) paid by the Agent or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 2.12.

            (d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not more than ten Business Days after the date of this Agreement,
(i) deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Company and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Company or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Company and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

            (e) For any period during which a Non-U.S. Lender has failed to provide the Company with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 2.12 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d), above, the Company shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

            (f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Company (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

            (g) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 2.12 (g) shall survive the payment of the Obligations and termination of this Agreement.

            Section 2.13. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Company to such Lender under Sections 2.08, 2.09 and 2.12 or to avoid the unavailability of Eurodollar Advances under Section 2.10, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Company (with a copy to the Agent) as to the amount due, if any, under Section 2.08, 2.09, 2.11 or 2.12. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Company in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Company of such written statement. The obligations of the Company under Sections 2.08, 2.10, 2.11 and 2.12 shall survive payment of the Obligations and termination of this Agreement.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

            Section 3.01. REPRESENTATIONS AND WARRANTIES. To induce the Lenders to make the Loans, each of the Credit Parties represents and warrants to each of the Lenders and the Agent that:

            (a) Organization of the Company. The Company is a corporation organized, existing and in good standing under the laws of the State of West Virginia. VNGI is a corporation organized, existing and in good standing under the laws of the State of Pennsylvania. VNGDI is a corporation organized, existing and in good standing under the laws of the State of Delaware. Each of the Credit Parties and their respective Subsidiaries is qualified to do business in every jurisdiction in which: (i) the nature of the business conducted or the character or location of properties owned or leased, or the residences or activities of employees make such qualification necessary; and (ii) failure so to qualify might impair its title to material properties or its right to enforce material contracts or result in its exposure to liability for material penalties in such jurisdiction. No jurisdiction in which the Credit Parties or any of their respective Subsidiaries is not qualified to do business has asserted that the Credit Parties or any of their respective Subsidiaries is required to be qualified therein. The principal office and chief executive office of the Company is located at 67 43rd Street, Wheeling, West Virginia 26003-7601. The principal office and chief executive office of VNGI is located at 1640 Jefferson Avenue, Washington, Pennsylvania 15301. The principal office and chief executive office of VNGDI is located at 2121 S. Dupont Highway, Dover, Delaware 19901. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor conducts any material operations or keeps any material amounts of property at any location other than the locations specified in the Security Agreement or Guarantor Security Agreement to which it is a party. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor has done business under any name other than its present corporate name at any time during the six years preceding the Closing Date except as disclosed in the Security Agreement or Guarantor Security Agreement to which it is a party.

            (b) Authorization; No Conflict. The execution, delivery and performance of this Agreement and all of the other Loan Documents to which it is a party are within the corporate powers of each of the Credit Parties and each Guarantor, have been duly authorized by all necessary corporate action, have received any required governmental or regulatory agency approvals and do not and will not contravene or conflict with any provision of law or of its articles of incorporation or its by-laws or of any agreement binding upon it or its properties.

            (c) Validity and Binding Nature. This Agreement and all of the other Loan Documents to which it is a party are the legal, valid and binding obligations of each of the Credit Parties and each Guarantor, enforceable against it in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors' rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies.

            (d) Financial Statements. The Credit Parties have delivered to the Agent and the Lenders their audited, consolidated Financial Statements as of June 30, 2003, and for the fiscal year of the Company then ended and their unaudited consolidated interim Financial Statements as of December 31, 2003, and for the month and partial fiscal year then ended, which Financial Statements have been prepared in accordance with GAAP except, as to the interim statements, for the absence of a statement of cash flows, footnotes and adjustments normally made at year end which are not material in amount. Such Financial Statements present fairly the financial position of the Credit Parties and their respective Subsidiaries as of the dates thereof and the results of its and their operations for the periods covered. Since the date of the most current Financial Statement provided by the Credit Parties to the Lender there has been no material adverse change in the financial position of the Credit Parties or their respective Subsidiaries or in the results of its and their operations.

            (e)   Litigation and Contingent Liabilities. Except as set forth on
Schedule 3.01(e) to this Agreement, no litigation, arbitration proceedings or governmental proceedings are pending or to the best of the knowledge of the Credit Parties threatened against the Credit Parties or their respective Subsidiaries or any Guarantor or any material assets owned thereby which would, if adversely determined, materially and adversely affect the financial position or continued operations of the Credit Parties or their respective Subsidiaries or any Guarantor or which any of the Credit Parties is required by applicable law to disclose in any filing of a Form 10-K or Form 10-Q with the United States Securities and Exchange Commission. None of the Credit Parties or their respective Subsidiaries or any Guarantor has any material contingent liabilities not provided for or disclosed in the Financial Statements referred to in Section 3.01(d) of this Agreement or on Schedule 3.01(e) attached hereto.

            (f) Liens. Each of the Credit Parties and their respective Subsidiaries has good title to all of its assets and properties reflected in the most recent Financial Statements provided to the Agent. None of the assets of the Credit Parties or their respective Subsidiaries or any Guarantor are subject to any mortgage, pledge, title retention lien, judgment lien, execution lien, or other lien, encumbrance or security interest except for liens and security interests described in Sections 5.02(b)(1) through (7) of this Agreement.

            (g) Employee Benefit Plans. Each Plan maintained by the Credit Parties and their respective Subsidiaries and each Guarantor is in material compliance with ERISA, the Code, and all applicable rules and regulations adopted by regulatory authorities pursuant thereto, and the Credit Parties and their respective Subsidiaries and each Guarantor each has filed all reports and returns required to be filed by ERISA, the Code and such rules and regulations. No Plan maintained by the Credit Parties or any of their respective Subsidiaries and each Guarantor and no trust created under any such Plan has incurred any "accumulated funding deficiency" within the meaning of Section 412(c)(1) of the Code, and the present value of all benefits vested under each Plan did not exceed, as of the last annual valuation date, the value of the assets of the respective Plans allocable to such vested benefits. None of the Credit Parties or any of their respective Subsidiaries or any Guarantor has any knowledge that any "reportable event" as defined in ERISA has occurred with respect to any Plan.

            (h) Payment of Taxes. Each Credit Party, and each of their respective Subsidiaries and each Guarantor has filed all federal, state and local tax returns and tax related reports which the Credit Parties and their respective Subsidiaries and each Guarantor are required to file by any statute or regulation and all taxes and any tax related interest payments and penalties that are due and payable have been paid, except for such as are being contested in good faith and by appropriate proceedings and as to which appropriate reserves have been established. Adequate provision has been made for the payment when due of all tax liabilities which have been incurred, but are not as yet due and payable.

            (i) Investment Company Act. None of the Credit Parties or their respective Subsidiaries or any Guarantor is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

            (j) Regulation U. None of the Credit Parties or their respective Subsidiaries or any Guarantor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. Not more than twenty-five percent (25%) of the assets of the Credit Parties or their respective Subsidiaries or any Guarantor consists of margin stock, within the contemplation of Regulation U, as amended.

            (k) Hazardous Substances. Except as disclosed on Schedule 3.01(k) attached hereto, to the best knowledge of each of the Credit Parties (i) no premises owned or occupied by or under lease to any of the Credit Parties or their respective Subsidiaries or any Guarantor have ever been used, and as of the Closing Date, no such premises are being used for any activities involving the use, treatment, transportation, generation, storage or disposal of any Hazardous Substances except in compliance with Environmental Laws, and (ii) no Hazardous Substances have been released on any such premises in violation of any Environmental Law, nor is there any threat of release of any Hazardous Substances on any such premises.

            (l) Subsidiaries. The Company has no Subsidiaries as of the Closing Date. VNGI has no Subsidiaries as of the Closing Date, other than VNGDI. VNGDI has no Subsidiaries as of the Closing Date, other than the Company.

            (m) Existing Seller Acquisition Debt. The nature and outstanding balances of the Existing Seller Acquisition Debt identified on Schedule 3.01(m) attached hereto is true and accurate in all respects and the Company is not in default with respect to any of the Existing Acquisition Seller Debt.

            (n) Real Estate Leases. None of the Credit Parties or their respective Subsidiaries or any Guarantor is in default under any of its leases of real estate.

            (o) Parent Assets. Neither of VNGI nor VNGDI own any assets other than cash, intercompany receivables and Common Stock of their respective Subsidiaries.

            (p) Compliance With Laws. The Credit Parties have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties except for any failure to comply with any of the foregoing which could not reasonably be expected to have a material adverse effect.

            (q) Default. No Event of Default or Unmatured Event of Default has occurred and is continuing.

            (r) Insurance. The Credit Parties maintain insurance policies and programs reasonably consistent with prudent industry practice.

            (s) Accuracy of Information. The information, exhibits and reports (other than projections) furnished by or on behalf of the Credit Parties and any of their Subsidiaries to the Agent and Lenders in connection with the negotiation of, or compliance with, the Loan Documents, the representations and warranties of the Credit Parties contained in the Loan Documents, and all certificates and documents delivered to the Agent and Lenders pursuant to the terms thereof (other than projections), taken as a whole, do not contain as of the date furnished any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. All financial projections provided by the Credit Parties to the Agent and Lenders have been prepared in good faith based upon assumptions believed by the Credit Parties to be reasonable at the time made, it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Credit Parties, and no assurances can be given that the projections will be realized.

                                  ARTICLE IV.

                            SECURITY FOR OBLIGATIONS

            Section 4.01. COLLATERAL FOR THE OBLIGATIONS. Until paid in full, the Obligations will be secured by the following:

            (a) Company Security Agreement. The Obligations are and shall remain secured by a valid and enforceable first priority security interest and lien in and to all personal property of the Company, tangible and intangible, now owned and existing or hereafter acquired or arising, including, without limitation, all equipment, inventory, accounts receivable, investment property, and general intangibles and all proceeds and products thereof, which security interest (excepting as respects Collateral covered by the Company Pledge Agreement) has been and shall continue to be granted by the Company Security Agreement, subject only to liens and security interests described in the exceptions enumerated in Sections 5.02(b)(1) through (7) of this Agreement. In the event the Company owns or acquires tangible or intangible personal property that the Required Lenders deem is or may not be covered as collateral by the Company Security Agreement or the Company Pledge Agreement or in which the Required Lenders deem their security interest is or may not be perfected, the Company covenants and agrees promptly upon the request of the Agent to execute such other security instruments and documents and take such other actions as the Agent may require to grant to the Agent, for the ratable benefit of the Lenders and the Agent, a perfected security interest therein, all of which security instruments and documents shall be in form and substance satisfactory to the Agent and the Required Lenders in all respects.

            (b) Real Estate. Upon request by the Required Lenders or the Agent, the Company covenants and agrees, within ten (10) days after receiving such request, to grant to the

Agent, for the ratable benefit of the Lenders and the Agent, as security for the Obligations, security interests and liens on all real estate and improvements, including all fixtures, equipment, furnishings, systems, and related property located thereon (collectively, the "Real Estate") now owned or hereafter acquired and owned by the Company for a period of 90 consecutive days, including all proceeds thereof, pursuant to real estate mortgages or deeds of trust in form and substance satisfactory to the Required Lenders in all respects duly executed, acknowledged and delivered to the Agent in recordable form. Upon request by the Required Lenders, the Company covenants and agrees, within ten
(10) days after receiving such request, to grant to the Agent, for the ratable benefit of the Lenders and the Agent, security interests and liens in and to all of the Company's right, title and interest in any Real Estate as a lessee thereof pursuant to leasehold mortgages or deeds of trust in form and substance satisfactory to the Required Lenders in all respects duly executed, acknowledged and delivered to the Agent in recordable form. The Company further covenants and agrees to provide to the Agent at or prior to the execution and delivery of any real estate mortgages or deeds of trust or leasehold mortgages or deeds of trust, at the Company's expense: (i) evidence satisfactory to the Required Lenders showing, in the case of owned Real Estate, that such Real Estate is owned in fee simple by the Company free and clear of all liens, encumbrances and exceptions which are not acceptable to the Agent or the Required Lenders, and in the case of leased Real Estate, showing the Company's leasehold interest therein; and (ii) a Phase I environmental assessment (and where reasonably deemed appropriate by the Required Lenders based upon information disclosed in such assessment, a Phase II environmental assessment) prepared by a registered engineer or environmental consultant acceptable to the Agent and the Required Lenders confirming there are no material environmental problems associated with such Real Estate.

            (c) Parent Guaranties. The Obligations are and shall remain further secured by the valid and enforceable unconditional guaranties of each of VNGI and VNGDI made pursuant to the Parent Guaranties. Pursuant to its Parent Guaranty, VNGI shall also unconditionally guaranty payment of all of the obligations of VNGDI arising under, pursuant to or in connection with the Parent Guaranty executed by VNGDI.

            (d) Parent Security Agreements. The obligations of each of VNGI and VNGDI arising under, pursuant to, or by virtue of its respective Parent Guaranty are and shall remain secured by a valid and enforceable first priority security interest and lien in and to all of its personal property, tangible and intangible, whether now owned and existing or hereafter acquired or arising, including, without limitation, all equipment, inventory, accounts receivable, investment property, and general intangibles and all proceeds thereof, which security interest (except as respects Collateral covered by the Parent Pledge Agreement) has been and shall continue to be granted by its Parent Security Agreement, subject only to liens and security interests described in the exceptions enumerated in Sections 5.02(b)(1) through (7) of this Agreement.

            (e) Parent Pledge Agreements. The obligations of each of VNGI and VNGDI arising under, pursuant to, or by virtue of its respective Parent Guaranty shall be further secured by a valid and enforceable first priority pledge of and security interest and lien in and to all of the capital stock of VNGDI owned by VNGI (which shall at all times be all of the issued and outstanding capital stock of VNGDI) and all of the capital stock of the Company owned by VNGDI (which shall be at all times all of the issued and outstanding capital stock of the

Company), whether now existing or hereafter arising or acquired, and whether now or hereafter issued and outstanding, and all proceeds thereof, which pledge, security interest and lien has been and will continue to be created by its Parent Pledge Agreement, subject only to liens and security interests described in the exceptions enumerated in Sections 5.02(b)(1) through (7) of this Agreement.

            (f) Additional Subsidiaries. The Obligations will be further secured by a valid and enforceable first priority pledge of and security interest and lien in and to all of the capital stock of each Subsidiary owned by the Company (which in each case shall be all of the issued and outstanding capital stock of each such Subsidiary), whether now existing or hereafter arising or acquired, and whether now or hereafter issued and outstanding, and all proceeds thereof, which pledge, security interest and lien will be created by a pledge agreement in form and substance acceptable to the Agent (as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time, "Company Pledge Agreement"), subject only to liens and security interests described in the exceptions enumerated in Sections 5.02(b)(1) through (7) of this Agreement. Within sixty (60) calendar days of the acquisition by the Company of any Subsidiary of the Company, (i) the Company shall execute and deliver to the Agent for the benefit of the Lenders and the Agent a Company Pledge Agreement (or at the Agent's option, an amendment to any existing Company Pledge Agreement) to a pledge to, and grant to the Agent, for the benefit of the Lenders and the Agent, a security interest and lien in and to all of the capital stock of such Subsidiary, and shall deliver to the Agent all of such capital stock and appropriate stock powers, and (ii) any such Subsidiary shall become a Guarantor and shall execute and deliver in favor of the Agent, for the benefit of the Lenders and the Agent, a Subsidiary Guaranty and Subsidiary Security Agreement in form and substance acceptable to the Agent, together with such financing statements and other perfection documents as the Agent may require or as are required by the terms of such Security Agreement.

                                   ARTICLE V.

                                 AFFIRMATIVE AND
                    NEGATIVE COVENANTS OF THE CREDIT PARTIES

            Section 5.01. AFFIRMATIVE COVENANTS OF THE CREDIT PARTIES. Until all Obligations terminate or are paid and satisfied in full, and for so long as the Company is entitled to receive any Advance or the issuance of a Letter of Credit or any Letter of Credit Exposure exists, each of the Credit Parties shall strictly observe, and shall cause each of their respective Subsidiaries and each Guarantor to observe, the following covenants:

            (a) Conduct of Business. Each Credit Party will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

            (b) Reports, Certificates and Other Information. The Credit Parties shall furnish or cause to be furnished to the Agent copies of the following Financial Statements, certificates and other information:

                  (1) Annual Statements. As soon as available and in any event within one hundred (100) days after the close of each fiscal year of the Company, annual audited consolidated Financial Statements for the Credit Parties and their respective Subsidiaries, audited by the Company's Auditors, showing the financial condition and results of operations of the Credit Parties and their respective Subsidiaries as at the close of such fiscal year and for such fiscal year, all prepared in accordance with GAAP, accompanied by an opinion of the Company's Auditors, which opinion shall be without qualification and shall state that such audited Financial Statements present fairly the financial position of the Credit Parties and their respective Subsidiaries on a consolidated basis as of the date of such Financial Statements and the results of its and their operations and changes in its and their financial position for the period covered thereby, and that their examination in connection with such Financial Statements has been made in accordance with GAAP.

                  (2) Interim Monthly Statements. As soon as available and in any event within thirty (30) days after the end of each calendar month ending after the Closing Date (other than a calendar month which ends a fiscal quarter of the Company), unaudited consolidated income statements for the Credit Parties and their respective Subsidiaries showing its and their results of operations as at, and for such calendar month and year-to-date, all in reasonable detail, and certified to the Lender by the respective President, Chief Financial Officer, or Treasurer of each of the Credit Parties, together with comparable prior year-to-date income statements as at the end of same calendar month of the prior year.

                  (3) Interim Quarterly Statements. As soon as available and in any event within fifty (50) days after the close of each fiscal quarter of the Company ending after the Closing Date, unaudited consolidated Financial Statements of the Credit Parties and their respective Subsidiaries showing its and their financial condition and results of operations as at, and for such fiscal quarter and year-to-date, all in reasonable detail, prepared in accordance with GAAP (except that footnote disclosures normally included in Financial Statements prepared in accordance with GAAP may be condensed or omitted if and to the extent such condensation or omission is consistent with past practices of the Credit Parties, and if the information so omitted is not necessary for a fair presentation of the results for such fiscal quarter), and certified to the Lender by the respective President, Chief Financial Officer, or Treasurer of each of the Credit Parties, together with comparable prior year-to-date Financial Statements as at the end of same fiscal quarter of the prior year.

                  (4) Certificates. Contemporaneously with the furnishing of each set of Financial Statements provided for in Sections 5.01(b)(1) and (3) of this Agreement, an Officer's Certificate.

                  (5) Orders. Prompt notice of any orders in any material proceedings to which the Company or any of its Subsidiaries is a party, issued by any court or regulatory agency, federal or state, and if the Agent or any Lender should so request, a copy of any such order.

                  (6) Notice of Default or Litigation. Immediately upon learning of the occurrence of an Event of Default or Unmatured Event of Default, or the institution of or any adverse determination in any litigation, arbitration proceeding or governmental proceeding which is material to the Company or any of its Subsidiaries, or the occurrence of any event which could have a material adverse effect upon the Company or any of its Subsidiaries, written notice thereof describing the same and the steps being taken with respect thereto.

                  (7) Compliance Certificates. Within fifty (50) days after the end of each calendar month ending after the Closing Date that is also the end of a calendar quarter, a certificate of the Chief Financial Officer or other appropriate officer of the Company demonstrating compliance with the financial covenants stated in
            Section 5.01(g) of this Agreement. Such certificate shall relate the covenants to the month-end figures and shall otherwise be in such form and provide such detail as may be reasonably satisfactory to the Agent.

                  (8) Registration Statements and Reports. Promptly upon filing with the Securities Commission or any state securities regulatory authority, copies of all registration statements and all periodic and special reports required or permitted to be filed under federal or state securities laws and regulations.

                  (9) Consolidated Budget. Concurrently with delivery of the annual financial statements pursuant to Section 5.06(b)(1), the Credit Parties shall provide to the Agent and each of the Lenders a consolidated budget for the next fiscal year forecasting revenues and expenses on a consolidated basis, for the Credit Parties. Such budget shall be in such detail as the Agent and the Required Lenders shall reasonably require.

                  (10) Other Information. Within thirty (30) days after the request, such other information concerning the Credit Parties and their respective Subsidiaries as the Agent or the Lenders may from time to time request, including, without limitation, consolidating Financial Statements of the Credit Parties and their respective Subsidiaries.

                  (11)  Additional EBITDA Amount Confirmations. Within fourteen
            (14) calendar days of the consummation by the Company of a New Acquisition, the Company shall deliver to the Agent a final written calculation of the Additional EBITDA Amount applicable to such New Acquisition (as such calculation has been approved by the Agent in its discretion), together with a written statement of the President or Chief Financial Officer of the Company confirming pro forma compliance with the financial covenants set forth in Section 5.01
            (g) of this Agreement as at immediately following the consummation of such

            New Acquisition, determined with the inclusion of the Additional EBITDA Amount.

            (c) Books, Records and Inspections. Each of the Credit Parties and their Subsidiaries and each Guarantor shall maintain complete and accurate books and records, and permit access thereto by the Agent and each of the Lenders for purposes of inspection, copying and audit, and the Credit Parties and each of their respective Subsidiaries and each Guarantor shall permit the Lender to inspect its properties and operations at all reasonable times.

            (d) Insurance. In addition to any insurance required by any other Loan Documents to which it is a party, the Credit Parties and their respective Subsidiaries and each Guarantor shall maintain such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated. The Credit Parties and their respective Subsidiaries and each Guarantor agree to name the Agent and each of the Lenders as additional insureds and lender's loss payee on any such insurance policy under a standard lender's loss payable clause and to provide a copy of any such policy to the Agent.

            (e) Taxes and Liabilities. The Credit Parties and their respective Subsidiaries and each Guarantor shall pay when due all taxes, license fees, assessments and other liabilities except such as are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established.

            (f) Compliance with Legal and Regulatory Requirements. The Credit Parties and their respective Subsidiaries and each Guarantor shall maintain material compliance with the applicable provisions of all federal, state and local statutes, ordinances and regulations and any court orders or orders of regulatory authorities issued thereunder.

            (g) Financial Covenants. The Credit Parties shall observe each of the following financial covenants:

                  (1) Fixed Charge Coverage Ratio. As of the close of each fiscal quarter of the Company ending after the Closing Date, the Credit Parties and their respective Subsidiaries, for the period of the four consecutive fiscal quarters which end on such close, shall have a Fixed Charge Coverage Ratio of not less than: (i) 1.50:1 through June 29, 2005, and (ii) 1.75:1 on June 30, 2005, and thereafter.

                  (2) Ratio of Total Funded Debt to EBITDA. As of the close of each fiscal quarter of the Company ending after the Closing Date, the Credit Parties and their respective Subsidiaries, for the period of the four consecutive fiscal quarters which end on such close, shall have a Ratio of Total Funded Debt to EBITDA of not greater than 3.50:1.

            (h) Primary Banking Relationship. The Company shall maintain its primary deposit accounts with the Agent, and shall maintain its primary concentration accounts with one or more of the Lenders.

            (i) Employee Benefit Plans. The Credit Parties and their respective Subsidiaries and each Guarantor shall maintain any Plan in material compliance with ERISA, the Code, and all rules and regulations of regulatory authorities pursuant thereto and shall file all reports required to be filed pursuant to ERISA, the Code, and such rules and regulations.

            (j) Hazardous Substances. If any of the Credit Parties or any of their respective Subsidiaries or any Guarantor should commence the use, treatment, transportation, generation, storage or disposal of any Hazardous Substance in reportable quantities in its operations in addition to those noted in Schedule 3.01(k) attached hereto, the Credit Parties shall immediately notify the Agent and the Lenders of the commencement of such activity with respect to each such Hazardous Substance. The Credit Parties shall cause any Hazardous Substances which are now or may hereafter be used or generated in the operations of the Credit Parties or any of their respective Subsidiaries or any Guarantor in reportable quantities to be accounted for and disposed of in compliance with all Environmental Laws and other applicable federal, state and local laws and regulations. The Credit Parties shall notify the Agent and the Lenders immediately upon obtaining knowledge that:

                  (1) any premises which have at any time been owned or occupied by or have been under lease to any of the Credit Parties or any of their respective Subsidiaries or any Guarantor are the subject of an environmental investigation by any federal, state or local governmental agency having jurisdiction over the regulation of any Hazardous Substances, the purpose of which investigation is to quantify the levels of Hazardous Substances located on such premises, or

                  (2) any of the Credit Parties or any of their respective Subsidiaries or any Guarantor has been named or is threatened to be named as a party responsible for the possible contamination of any real property or ground water with Hazardous Substances, including, but not limited to the contamination of past and present waste disposal sites.

            If any of the Credit Parties or any of their respective Subsidiaries or any Guarantor is notified of any event described in Sections 5.01(j)(1) or
(2) above, the Credit Parties shall immediately engage or cause such Subsidiary or such Guarantor to engage a firm or firms of engineers or environmental consultants appropriately qualified to determine as quickly as practical the extent of contamination and the potential financial liability of the Credit Parties or such Subsidiary or such Guaranty with respect thereto, and the Agent and the Lenders shall be provided with a copy of any report prepared by such firm or by any governmental agency as to such matters as soon as any such report becomes available to the Credit Parties, and the Credit Parties shall immediately establish reserves in the amount of the potential financial liability of the Credit Parties or such Subsidiary or such Guarantor identified by such environmental consultants or engineers. The selection of any engineers or environmental consultants engaged pursuant to the requirements of this Section shall be subject to the approval of the Agent and the Lenders, which approval shall not be unreasonably withheld.

            Section 5.02. NEGATIVE COVENANTS OF THE CREDIT PARTIES. Until all Obligations terminate or are paid and satisfied in full, and so long as the Company is entitled to receive any Advance or the issuance of a Letter of Credit or any Letter of Credit Exposure exists, the Credit Parties shall strictly observe, and shall cause each of their respective Subsidiaries and each Guarantor to strictly observe, the following covenants:

            (a) Restricted Payments. Except as provided in the next sentence, none of the Credit Parties or any of their respective Subsidiaries shall (i) purchase or redeem any shares of their respective capital stock or declare or pay any dividends thereon except for dividends payable entirely in capital stock, or (ii) make any other distributions to shareholders as shareholders, or set aside any funds for any such purpose, or prepay, purchase or redeem any subordinated Debt of the Company or any other Credit Party. Notwithstanding the foregoing, if no Event of Default or Unmatured Event of Default has occurred and is continuing at the time of such payment or purchase, as applicable, and if no Event of Default or Unmatured Event of Default would result from such payment or purchase, as applicable: (1) the Credit Parties and their respective Subsidiaries may pay cash dividends to shareholders on their respective capital stock; and (2) from and after the Closing Date VNGI may purchase and redeem shares of its Common Stock, provided that the sum of (x) the aggregate amount of cash dividends paid to shareholders who are not Credit Parties during any fiscal year of the Company, and (y) the aggregate purchase price paid by VNGI for shares of Common Stock redeemed in such fiscal year of the Company, shall not exceed $2,000,000.00.

            (b) Liens. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor shall create or permit to exist any mortgage, pledge, title retention lien or other lien, encumbrance or security interest (all of which are hereafter referred to in this subsection and in this Agreement as a "lien" or "liens") with respect to any property or assets now owned or hereafter acquired, including, without limitation any of their respective rights, title and interests in and to any Real Estate, whether leased or owned, except:

                  (1) liens in favor of the Agent, for the benefit of the Lenders and the Agent, created pursuant to the requirements of this Agreement or otherwise;

                  (2) any Lien or deposit with any governmental agency required or permitted to qualify it to conduct business or exercise any privilege, franchise or license, or to maintain self-insurance or to obtain the benefits of or secure obligations under any law pertaining to worker's compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings, or any similar lien or deposit arising in the ordinary course of business;

                  (3) any mechanic's, worker's, repairmen's, carrier's, warehousemen's or other like liens arising in the ordinary course of business for amounts not yet due and for the payment of which adequate reserves have been established, or deposits made to obtain the release of such liens;

                  (4) easements, licenses, minor irregularities in title or minor encumbrances on or over any real property which do not, in the judgment of the Required Lenders, materially detract from the value of such property or its marketability or its usefulness in its business;

                  (5) liens for taxes and governmental charges which are not yet due or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

                  (6) liens created by or resulting from any litigation or legal proceeding which is being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

                  (7) those liens in favor of Acquisition Sellers which secure Acquisition Seller Debt; provided that (i) the maximum aggregate amount of Acquisition Seller Debt secured by such liens shall be $2,000,000 and (ii) the Acquisition Seller holding any such lien is a party to an intercreditor and subordination agreement with the Agent and the Lenders and the Company in form and substance satisfactory to the Agent and the Required Lenders in all respects; and

                  (8) liens on property that secure only Debt incurred for the purchase price of such property, but only to the extent such Debt is permitted under Section 5.02(l)(iii) of this Agreement and to the extent such Debt is not greater than the fair market value of such property.

            (c) Guaranties. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor shall be a guarantor or surety of, or otherwise be responsible in any manner with respect to any undertaking of any other person or entity, whether by guaranty agreement or by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise, except for:

                  (1) guaranties in favor of the Agent, for the benefit of the Lenders and the Agent;

                  (2) guaranties by endorsement of instruments for deposit made in the ordinary course of business; and

                  (3) those specific existing guaranties listed on Schedule 5.02(c-1) attached hereto.

            (d) Loans or Advances. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor shall make or permit to exist any loans or advances to any other Person, except for:

                  (1) extensions of credit or credit accommodations to customers or vendors made by it in the ordinary course of its business as now conducted;

                  (2) reasonable salary advances to non-executive employees, and other advances to agents and employees for anticipated expenses to be incurred on its behalf of the course of discharging their assigned duties;

                  (3) loans made to its employees in accordance with its customary employee loan program, provided that, the amount of each loan made to any such employee shall not exceed a principal amount in excess of such employee's salary for two (2) pay periods for a term not to exceed twelve (12) pay periods for such employee;

                  (4) loans or advances made between the Credit Parties and their respective Subsidiaries, provided that (i) no Event of Default or Unmatured Event of Default exists and remains uncured or would be caused by the making of such loan or advance, (ii) such loans and advances shall not be evidenced by any promissory note or be secured by any collateral, and (iii) loans and advances by VNGI and VNGDI to the Company shall be junior and subordinate to the Obligations pursuant to the Subordination Agreement.

                  (5) the specific items listed on Schedule 5.02(c-2) attached hereto.

            (e) Mergers, Consolidations, Sales, Acquisition or Formation of Subsidiaries. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor shall (i) be a party to any consolidation or to any merger or purchase the capital stock of or otherwise acquire any equity interest in any other business entity, provided that, the Company may make New Acquisitions after the Closing Date, if (A) the purchase price in respect of any such New Acquisition is not in excess of $15,000,000.00, and (B) no Event of Default or Unmatured Event of Default has occurred and is continuing on the New Acquisition Closing Date; (ii) acquire any material part of the assets of any other business entity other than New Acquisitions (with respect to the Company only) permitted by the preceding clause (i), except in the ordinary course of business and excepting Short-Term Real Estate Sales, or (iii) sell, transfer, convey or lease all or any material part of its assets, except in the ordinary course of business, or sell or assign with or without recourse any receivables,
(iv) enter into or suffer to exist any sale or other transfer of any asset with the intent to lease such asset as lessee. VNGI shall not cause to be created or otherwise acquire any Subsidiary other than VNGDI without the prior written consent of the Agent and the Required Lenders. VNGDI shall not cause to be created or otherwise acquire any Subsidiary other than the Company without the prior written consent of the Agent and the Required Lenders. The Company shall not cause to be created or otherwise acquire any Subsidiary without the prior written consent of the Agent and the Required Lenders, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing sentence, the Company shall not consummate any New Acquisition which would cause a new Subsidiary of the Company to exist without the prior written consent of the Agent and the Required Lenders, and if such consent is given, concurrently with or within sixty (60) days following consummation of such New Acquisition:
(i) the Company shall amend the Company Pledge Agreement to include a pledge of and security interest and Lien in and to all of the capital stock of such Subsidiary as provided in Section 4.01(f) of this Agreement, and deliver to the Agent, for the benefit of the Lenders and the Agent, all of the original stock certificates of such Subsidiary, together with executed blank stock powers therefor; and (ii) such Subsidiary shall become a Guarantor and shall execute and deliver in favor of the Agent, for the benefit of the Lenders and the Agent, a Subsidiary Guaranty and Subsidiary Security Agreement as provided in Section 4.01(f) of this Agreement. No Subsidiary of the Company shall cause to be created or otherwise acquire any Subsidiary without the prior written consent of the Agent and the Required Lenders.

            (f) Margin Stock. The Company shall not use or cause or permit the proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

            (g) Other Agreements. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor shall enter into any agreement containing any provision which would be violated or breached in material respect by the performance of its obligations under this Agreement or under any other Loan Document to which it is a party.

            (h) Judgments. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor shall permit any uninsured judgment or monetary penalty rendered against it in any judicial or administrative proceeding to remain unsatisfied for a period in excess of forty-five (45) days unless such judgment or penalty is being contested in good faith by appropriate proceedings and execution upon such judgment has been stayed, and unless an appropriate reserve has been established with respect thereto.

            (i) Principal Office. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor shall change the location of its principal office unless it gives not less than ten (10) days prior written notice of such change to the Agent.

            (j) Hazardous Substances. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor shall allow or permit to continue the release or threatened release of any Hazardous Substance on any premises owned or occupied by or under lease to Credit Parties nor any of their respective Subsidiaries nor any Guarantor, except as permitted by and in accordance with that certain permit No. 25656 issued by the Allegheny Health Department, State of Pennsylvania.

            (k) Lease Obligations. Neither the Credit Parties nor any of their respective Subsidiaries nor any Guarantor shall incur obligations under any Capital Leases. The obligations of the Credit Parties and their respective Subsidiaries on a consolidated basis payable under all operating leases (excluding obligations under operating leases of vehicles and operating lease buyout expenses) during any period of four consecutive fiscal quarters shall not exceed 2.75% of aggregate sales revenues of the Credit Parties and their Subsidiaries for the same period.

            (l) Additional Debt. Neither Credit Parties nor any of their respective Subsidiaries nor any Guarantor shall create, incur, assume or suffer to exist any Debt or liability on account of deposits or advances or for borrowed money or for the deferred purchase price of any property or services or for Capital Lease obligations, except (i) Acquisition Seller Debt, (ii) the Obligations, (iii) Debt incurred to finance the acquisition of property and secured only by a security interest in the property so acquired, provided that, the amount of all such Debt outstanding shall not exceed $1,000,000 in the aggregate at any time, and (iv) the existing Debt for borrowed money disclosed on Schedule 5.02(l) attached hereto.

            (m) Restrictions on Parent Assets. Neither VNGI nor VNGDI shall own any assets other than cash, intercompany receivables, and Common Stock of their respective Subsidiaries, without the prior written consent of the Agent and the Required Lenders.

            (n) Negative Pledge Limitation. Neither the Company nor any Guarantor shall enter into any agreement with any Person, other than the Lenders, which prohibits or limits its ability to create, incur, assume, or suffer to exist in favor of the Lenders or the Agent any Lien upon any of its assets, rights, revenues, or property, real, personal, or mixed, tangible or intangible, whether now owned or hereafter acquired.

            (o) Accounting Policies/Change of Business. Neither the Company nor any of the Guarantors shall: (1) change its fiscal year or any of its significant accounting policies except to the extent necessary to comply with GAAP; or (2) make any material change in the nature of its business as carried on the Closing Date.

            (p) Affiliates. The Credit Parties will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of such Credit Party's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Credit Party or such Subsidiary than the Credit Party or such Subsidiary would obtain in a comparable arms length transaction.

                                  ARTICLE VI.

                               LENDING CONDITIONS

            Section 6.01. CONDITIONS OF LENDING. Unless the Agent and the Required Lenders otherwise consent in writing, the obligation of the Lenders or the Swing Line Lender to make any Advance and of Bank One to issue any Letters of Credit shall be subject to fulfillment of each of the following conditions precedent:

            (a) No Default. No Event of Default or Unmatured Event of Default shall have occurred and be continuing, and the representations and warranties of the Credit Parties contained in Section 3.01 of this Agreement shall be true and correct as of the date of this Agreement and as of the date of each Advance, except that after the date of this Agreement: (i) the representations contained in Section 3.01(d)(ii) of this Agreement will be construed so as to refer to the latest Financial Statements furnished to the Agent by the Credit Parties pursuant to the requirements of this Agreement, (ii) the representations contained in Section 3.01(k) (with respect to Hazardous Substances) will be construed so as to apply not only to the Credit Parties, but also to their respective Subsidiaries, (iii) the representation contained in Section 3.01(l) of this Agreement will be construed so as to except any Subsidiary which may hereafter be formed or acquired by any of the Credit Parties with the consent of the Required Lenders and the Agent, and (iv) all other representations will be construed to have been amended to conform with any changes of which the Agent and the Required Lenders shall previously have been given notice in writing by the Credit Parties.

            (b) Syndication. The Agent shall have determined that (i) since March 31, 2004, there has been no material adverse change or disruption in primary or secondary loan syndication markets, financial markets or in capital markets generally that would likely impair syndication of the Loans hereunder, and (ii) the Credit Parties have fully cooperated with the Agent's syndication efforts including, without limitation, by providing the Agent with information regarding the Company's operations and prospects and such other information as the Agent deems necessary to successfully syndicate the Loans hereunder.

            (c) Documents and other Items to be Furnished at Closing. The Agent shall have received contemporaneously with the execution of this Agreement (or such later date as indicated below), the following, each duly executed, currently dated (as applicable) and in form and substance satisfactory to the Agent and the Lenders:

                  (1) The Transfer Agreement, duly executed by each of the parties thereto.

                  (2) The Revolving Notes and the Swing Line Note, each duly executed and delivered by the Company to each of the Lenders and the Swing Line Lender.

                  (3)   Certificates of the Secretaries of each of the Credit
            Parties:

                  (i) certifying the adoption by its Board of Directors of the resolutions authorizing the execution, delivery and performance, respectively, of this Agreement and the other Loan Documents to which it is a party;

                  (ii) certifying the names of the officer or officers authorized to sign this Agreement and the other Loan Documents to which it is a party, together with a sample of the true signature of each such officer; and

                  (iii) certifying as complete and correct its Articles of
                        Incorporation and By-laws as then in effect.

                  (4) A copy of the file-marked Articles of Incorporation of each of Credit Parties certified as complete and correct by the Secretary of State of the state of its incorporation.

                  (5) A currently dated certificate of good standing or certificate of existence for each of the Credit Parties issued by the Secretary of State of the state of its incorporation and certificates of good standing from the respective Secretaries of State for each other state in which any of them engages in business.

                  (6) Certificates evidencing the existence of all insurance required under the terms of this Agreement or any other of the Loan Documents.

                  (7) Payment to the Agent of all legal fees and expenses of Baker & Daniels, special counsel to the Agent, in connection with the negotiation, preparation and closing of this Agreement, the other Loan Documents, the Transfer Agreement, other closing documents. By its execution of this Agreement, the Company authorizes the Agent to debit any of the deposit accounts of the Company carried with the Agent for such attorneys' fees and any other amounts owed under Section 9.03 of this Agreement.

                  (8) Payment to Bank One and the Arranger of all amounts due them under Section 8.13 and payment to the Agent, for the accounts of the Lenders, of the fee described in Section 2.02(d).

                  (9) Such UCC financing statements, UCC financing statement amendments and other documents as the Agent may reasonably require.

                  (10) Payment current to the Closing Date all accrued interest on the Prior Revolving Loans and the Term Loan.

                  (11) The opinion of counsel for the Credit Parties addressed to the Agent and the Lenders in such form and substance as may be reasonably acceptable to the Agent and the Lenders.

            (d) Documents to be Furnished at Time of Each Advance. The Agent shall have received the following prior to making any Advance, each duly executed and currently dated, unless waived at the Agent's discretion:

                  (1)   A Borrowing Notice.

                  (2)   An Officer's Certificate.

                  (3) Such other documents as the Agent or the Required Lenders may reasonably require.

                                  ARTICLE VII.

                         EVENTS OF DEFAULT--ACCELERATION

            Section 7.01. EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default under this Agreement:

            (a) Nonpayment of the Loans. Default in the payment when due of any amount payable under the terms of any of the Notes, or otherwise payable to the Agent or any of the Lenders or any other holder of the Notes under the terms of this Agreement.

            (b) Nonpayment of Other Debt. Default by any Credit Party or any Guarantor in the payment when due, whether by acceleration or otherwise, of any other material Debt for borrowed money, or default in the performance or observance of any obligation or condition with respect to any such other Debt if the effect of such default is to accelerate the maturity of such other Debt or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such Debt to become due and payable prior to its scheduled maturity, unless the Credit Party or the Guarantor is contesting the existence of such default in good faith and by appropriate proceedings.

            (c) Other Material Obligations. Subject to the expiration of any applicable grace period, default by any Credit Party or any Guarantor in the payment when due, or in the performance or observance of any material obligation of, or condition agreed to by any Credit Party or any Guarantor with respect to any material purchase or lease of goods, securities or services except only to the extent that the existence of any such default is being contested in good faith and by appropriate proceedings and that appropriate reserves have been established with respect thereto.

            (d) Bankruptcy, Insolvency, etc. Any Credit Party or any Guarantor admitting in writing its inability to pay its debts as they mature or an administrative or judicial order of dissolution or determination of insolvency being entered against any Credit Party or any Guarantor; or any Credit Party or any Guarantor applying for, consenting to, or acquiescing in the appointment of a trustee or receiver for it or any of its property, or any Credit Party or any Guarantor making a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee or receiver being appointed for any Credit Party or any Guarantor or for a substantial part of its property and not being discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding being instituted by or against any Credit Party or any Guarantor, and, if involuntary, being consented to or acquiesced in by any Credit Party or any Guarantor or remaining for sixty (60) days undismissed.

            (e) Warranties and Representations. Any warranty or representation made by any Credit Party or any Guarantor in this Agreement or any other Loan Document to which it is a party proving to have been false or misleading in any material respect when made, or any schedule, certificate, financial statement, report, notice, or other writing furnished by any Credit Party or any Guarantor to the Lender proving to have been false or misleading in any material respect when made or delivered, provided that the foregoing shall not be deemed to be an Event of Default until the Agent gives such Credit Party or such Guarantor ten
(10) days' prior written notice of same.

            (f) Violations of Negative and Financial Covenants. Failure by the Credit Parties and their respective Subsidiaries or any of them to comply with or perform any covenant stated in Section 5.01(g) or Section 5.02 of this Agreement.

            (g) Noncompliance With Other Provisions of this Agreement. Failure of any Credit Party or any Guarantor to comply with or perform any covenant or other provision of this Agreement or any other Loan Document to which it is a party or to perform any other Obligation (which failure does not constitute an Event of Default under any of the preceding provisions of this Section 7.01) and continuance of such failure for thirty (30) days after notice thereof to such Credit Party or such Guarantor from the Agent.

            (h) Guaranty Defaults. Any Guarantor shall default in the due observance or performance of any covenant, condition or agreement on its part to be observed or performed under the terms of its Guaranty and continuance of such default for ten (10) days after written notice thereof to the Guarantor by the Agent.

            (i) Termination of Guaranties. The revocation or termination or purported revocation or termination of any of the Guaranties.

            (j) Default under Other Loan Documents. The occurrence of any "Default" or "Event of Default" as such terms are defined in any of the Loan Documents other than this Agreement.

            (k) Change of Control. The occurrence of any Change of Control without the consent of the Required Lenders.

            (l) Judgments. Any Credit Party or any of its Subsidiaries shall fail within 30 days to bond or otherwise discharge one or more nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on its business or financial condition, or its ability to perform its obligations under the Loan Documents, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

            (m) Collateral. Any Loan Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Loan Document, or any Loan Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document.

            Section 7.02. Effect of Event of Default. If any Event of Default described in Section 7.01(d) of this Agreement shall occur, maturity of the Loans shall immediately be accelerated and the Notes and the Loans evidenced thereby, and all other indebtedness and any other payment Obligations of the Company to the Lenders shall become immediately due and payable, and the obligation of the Lenders to make any Advance and the obligation of Bank One to issue any Letter of Credit shall immediately terminate, all without notice of any kind. When any other Event of Default has occurred and is continuing, the Required Lenders may accelerate payment of the Loans and declare the Notes and all other payment Obligations due and payable, whereupon maturity of the Loans shall be accelerated and the Notes and the Loans evidenced thereby, and all other payment Obligations shall become immediately due and payable and the obligation of the Lenders to make any Advance and the obligation of Bank One to issue any Letter of Credit shall immediately terminate, all without notice of any kind. The Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. The remedies of the Agent and the Lenders specified in this Agreement or in any other Loan Document shall not be exclusive, and the Agent and the Lenders each may avail itself of any other remedies provided by law as well as any equitable remedies available to the Lenders.

                                 ARTICLE VIII.

                                      AGENT

            Section 8.01. Appointment; Nature of Relationship. Bank One is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this
Article VIII. Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of the term "secured party" as defined in the Indiana Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

            Section 8.02. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

            Section 8.03. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Company, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

            Section 8.04. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article VI, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Event of Default or Unmatured Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Company or any guarantor of any of the Obligations or of any of the Company's or any such guarantor's respective Subsidiaries.

            Section 8.05. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

            Section 8.06. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys in fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys in fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

            Section 8.07. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent. For purposes of determining compliance with the conditions specified in
Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

            Section 8.08. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Company for which the Agent is entitled to reimbursement by the Company under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby

(including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 2.12 shall, notwithstanding the provisions of this Section 8.08, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 8.08 shall survive payment of the Obligations and termination of this Agreement.

            Section 8.09. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default hereunder unless the Agent has received written notice from a Lender or the Company referring to this Agreement describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

            Section 8.10. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which the Company or such Subsidiary is not restricted hereby from engaging with any other Person.

            Section 8.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Agent or Arranger hereunder, neither the Agent nor the Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Company or any of its Affiliates that may come into the possession of the Agent or Arranger (whether or not in their respective capacity as Agent or Arranger) or any of their Affiliates.

            Section 8.12. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Company, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Company and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Company and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of the Company or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Company shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article VIII shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 8.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

            Section 8.13. Agent and Arranger Fees. The Company agrees to pay to the Agent and the Arranger, for their respective accounts, the fees agreed to by the Company, the Agent and the Arranger pursuant to that certain letter agreement dated March 31, 2004, or as otherwise agreed from time to time.

            Section 8.14. Delegation to Affiliates. The Company and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles VIII and IX.

            Section 8.15. Collateral Releases. The Lenders hereby empower and authorize the Agent to execute and deliver to the Company on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 9.10, all of the Lenders) in writing.

            Section 8.16. Agent, Documentation Agent, Syndication Agent, etc. Neither of the Lenders identified in this Agreement as the Documentation Agent or the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 8.11.

                                  ARTICLE IX.

                                  MISCELLANEOUS

            Section 9.01. Waiver -- Amendments. No delay on the part of the Agent or the Lenders, or any holder of the Notes, in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to any of the provisions of this Agreement or the other Loan Documents or otherwise of the Obligations shall be effective unless such amendment, modification, waiver or consent is in writing and signed by the Required Lenders (except as otherwise provided in Section 9.10).

            Section 9.02. Notices. Any notice given under or with respect to this Agreement to any Credit Party, the Agent or the Lenders shall be in writing and, if delivered by hand or sent by overnight courier service, shall be deemed to have been given when delivered and, if mailed, shall be deemed to have been given five (5) days after the date when sent by registered or certified mail, postage prepaid, and addressed to such Credit Party, the Agent or the Lenders (or other holder of the Notes) at its address shown below, or at such other address as any such party may, by written notice to the other party to this Agreement, have designated as its address for such purpose. The addresses referred to are as follows:

       The Company:            Valley National Gases, Inc.
                               67 43rd Street
                               Wheeling, West Virginia 26003-7601
                               Attention: President

       VNGI:                   Valley National Gases Incorporated
                               200 West Beau Street, Suite 200
                               Washington, Pennsylvania  15301
                               Attention: President

       VNGDI:                  Valley National Gases Delaware, Inc.
                               300 Delaware Avenue, Suite 1704
                               Wilmington, Delaware 19801
                               Attention: President

       Agent and Bank One:     Bank One, NA
                               111 Monument Circle
                               Mail Code IN1-0046
                               P.O. Box 7700

                               Indianapolis, Indiana  46277
                               Attention: Division Manager, Commercial Lending
                                 Dept.

       National City:          National City Bank
                               30 South 4th Street
                               Martins Ferry, OH  43935
                               Attention: Reese Slater, Vice President

       Fifth Third Bank:       Fifth Third Bank
                               Eleven Parkway Center, Suite 375
                               Pittsburgh, Pennsylvania  15220

       LaSalle Bank            LaSalle Bank National Association
       National Association    One Metropolitan Square
                               211 North Broadway, Suite 4050
                               St. Louis, Missouri  63102
                               Attention: Margaret C. Dierkes, Asst. Vice
                                  President

            Section 9.03. Expenses and Indemnification.

            (a) The Company shall reimburse the Agent and the Arranger for any costs, internal charges and out of pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Company also agrees to reimburse the Agent, the Arranger and the Lenders for any costs, internal charges and out of pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, the Arranger and the Lenders, which attorneys may be employees of the Agent, the Arranger or the Lenders) paid or incurred by the Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Company under this Section include, without limitation, the cost and expense of obtaining appraisals of real property or interest in real property, appraisal shall be in conformity with the applicable requirements of any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, including, without limitation, the provisions of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, reformed or otherwise modified from time to time, and any rules promulgated to implement such provisions, and costs and expenses incurred in connection with the Reports described in the following sentence. The Company acknowledges that from time to time Bank One may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the "Reports") pertaining to the Company's assets for internal use by Bank One from information furnished to it by or on behalf of the Company, after Bank One has exercised its rights of inspection pursuant to this Agreement.

            (b) The Company hereby further agrees to indemnify the Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses

(including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Company under this Section 9.6 shall survive the termination of this Agreement.

            Section 9.04. Severability. If any provision of this Agreement or any other Loan Document is determined to be illegal or unenforceable, such provision shall be deemed to be severable from the balance of the provisions of this Agreement or such Document and the remaining provisions shall be enforceable in accordance with their terms.

            Section 9.05. Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

            Section 9.06. Governing Law/Process. Except as may otherwise be expressly provided in any other Loan Document, this Agreement and all other Loan Documents are made under and will be governed in all cases by the substantive laws of the State of Indiana, notwithstanding the fact that Indiana conflicts of law rules might otherwise require the substantive rules of law of another jurisdiction to apply. EACH CREDIT PARTY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON THE COMPANY AND AGREES THAT ALL SERVICE OF PROCESS MAY BE MADE BY MESSENGER, BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY REGISTERED MAIL DIRECTED TO SUCH CREDIT PARTY AT THE ADDRESS STATED IN SECTION 9.02 OF THIS AGREEMENT. NOTHING CONTAINED IN THIS SECTION SHALL AFFECT THE RIGHT OF THE LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

            Section 9.07. Prior Agreements, Etc. This Agreement supersedes all previous agreements and commitments made by the Agent or the Lenders and the Credit Parties with respect to the Loans and all other subjects of this Agreement, including, without limitation, any oral or written proposals or commitments made or issued by the Agent or the Lenders.

            Section 9.08. [Intentionally Omitted].

            Section 9.09. Waiver of Jury Trial. EACH OF THE CREDIT PARTIES, THE AGENT AND EACH OF THE LENDERS HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THE CREDIT PARTIES, THE AGENT AND THE LENDERS ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE AGENT AND THE LENDERS TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS. NEITHER THE COMPANY OR ANY GUARANTORS NOR THE LENDERS WILL SEEK TO

CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN OR CANNOT BE WAIVED.

            Section 9.10. Amendments. Subject to the provisions of this Section, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Credit Parties may enter into agreements supplemental hereto for the purpose or adding or modifying any provisions of the Loan Documents or changing in any manner the rights of the Lenders, the Agent or the Credit Parties hereunder or waiving any Event of Default; provided, however, that no such supplemental agreement shall, without the consent of each Lender:

            (a) Reduce the principal amount of any Revolving Note, or reduce the rate, extend or change the time of payment of principal, interest or fees hereunder or thereunder, or amend the terms of Section 2.03(a)(2) so as to lengthen the maximum permitted expiration date of a Letter of Credit.

            (b) Reduce the percentages specified in the definition of Required Lenders.

            (c) Extend the Scheduled Revolving Loans Maturity Date or increase the amount of the Commitment of any Lender, or permit the Company to assign its rights under this Agreement.

            (d)   Amend this section.

            (e) Waive any Event of Default arising from a failure to pay principal of or interest on a Loan.

            (f)   Affect the rights, duties or obligations of the Agent.

            (g) Release any Guaranty or asset having a value in excess of $1,000,000.00 at the time of release from any lien or security interest held by the Agent as security for all or any part of the Obligations; provided that the Agent may release Collateral (i) sold in a transaction permitted under the terms of the Loan Documents or (ii) sold in a transaction that has been approved by the Required Lenders if the proceeds of such sale (net of reasonable expenses of sale) are paid to the Agent, for the ratable benefit of the Lenders, in exchange for such release.

            (h) Amend or otherwise override the Asset Sale Payment application provisions of Section 2.06(b) of this Agreement.

            Section 9.11. Intentionally Omitted.]

            Section 9.12. [Intentionally Omitted.]

            Section 9.13. Indemnification. The Credit Parties, jointly and severally, agree to indemnify and hold harmless each of the Lenders and the Agents from and against all liabilities, obligations, losses, damages, penalties, action, judgments, suits, costs (including attorneys' fees), expenses or disbursements of any kind whatever which may be imposed upon or asserted against any of the Agents or any of the Lenders in any way relating to the business operations of the

Credit Parties. It is expressly agreed that none of the Agents or the Lenders shall control the business activities of the Credit Parties as a result of this Credit Agreement or the other Loan Documents or the performance thereof.

            Section 9.14. Interest Rate Hedging Agreement. Each of the Lenders may enter into Interest Rate Hedging Agreements with the Company. Each Lender entering into such an agreement shall provide notice of such agreement and the amount thereof to the Agent within ten (10) days of the execution thereof, provided, however, that the failure to give such notice timely shall not affect any of the obligations and liabilities of the Company, then existing or thereafter arising, under or with respect to the agreement by which the notice was to have been given, nor preclude such obligations and liabilities from being part of the Obligations.

            Section 9.15. Execution. This Agreement may be executed, by original or facsimile signatures, in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement.

            Section 9.16. Limitation of Interest. The Company, the Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 9.16 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 9.16, even if such provision declares that it controls. As used in this Section 9.16, the term "interest" includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall the Company or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any other applicable state, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate. On each day, if any, that the interest rate (the "Stated Rate") called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 9.16, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest

Lawful Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Company's obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

            Section 9.17. Confidentiality. The Agent and each Lender agrees to hold any confidential information which it may receive from the Company in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Agent and any other Lender and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which it is a party, (vi) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 10.04, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Without limiting Section 9.07, the Company agrees that the terms of this Section 9.17 shall set forth the entire agreement between the Company and each Lender (including the Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.17 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information.

                                   ARTICLE X.

                BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

            Section 10.01. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Company and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Company shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with
Section 10.3, and (iii) any transfer by Participation must be made in compliance with Section 10.02. Any attempted assignment or transfer by any party not made in compliance with this Section 10.01 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 10.03(b). The parties to this Agreement acknowledge that clause
(ii) of this Section 10.01 relates only to absolute assignments and this Section
10.01 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a

Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 10.03. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 10.03; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

            Section 10.02. Participations.

            (a) Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Company under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Company and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

            (b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 9.10 or of any other Loan Document.

            (c) Benefit of Certain Provisions. The Company agrees that each Participant shall be deemed to have the right of setoff provided in Section 2.07 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 2.07 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 2.07, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 10.02 as if each Participant were a Lender. The Company further agrees that each Participant shall be entitled to the benefits of Sections 2.08, 2.09, 2.11, 2.12, and 9.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.03, provided that (i) a Participant shall not be entitled to receive any greater payment under Sections 2.08, 2.09, or 2.12 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Company, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 2.12 to the same extent as if it were a Lender.

            Section 10.03. Assignments.

            (a) Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of EXHIBIT D or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or (unless each of the Company and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the "Trade Date," if the "Trade Date" is specified in the assignment.

            (b) Consents. The consent of the Company shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Company shall not be required if a Default has occurred and is continuing. The consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender. Any consent required under this Section 10.03(b) shall not be unreasonably withheld or delayed.

            (c) Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Sections 10.03(a) and (b), and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Loans assigned to such Purchaser without any further consent or action by the Company, the Lenders or the Agent. In the case of an assignment covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.03 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.02. Upon the consummation of any assignment to a Purchaser pursuant to this Section 10.03(c), the transferor Lender, the Agent and the Company shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

            (d) Register. The Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Company, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company at any reasonable time and from time to time upon reasonable prior notice.

            Section 10.04. Dissemination of Information. The Company authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Company and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.17 of this Agreement.

            Section 10.05. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.12.

            IN WITNESS WHEREOF, the Agent, the Lenders and the Credit Parties have by their duly authorized officers executed this Agreement as of the date first set forth above.

                                  VALLEY NATIONAL GASES, INC.,
                                  a West Virginia corporation

                                  By:  /s/ James P. Hart
                                       --------------------------------------
                                       James P. Hart, President

                                  And

                                  By:  /s/ Robert D. Scherich
                                       --------------------------------------
                                       Robert D. Scherich, Chief Financial
                                       Officer and Secretary
                                                                 (the "Company")

                                  VALLEY NATIONAL GASES INCORPORATED
                                  a Pennsylvania corporation

                                  By:  /s/ James P. Hart
                                       ---------------------------------
                                       James P. Hart, President

                                  And

                                  By:  /s/ Robert D. Scherich
                                       ---------------------------------
                                       Robert D. Scherich, Chief Financial
                                       Officer and Secretary

                                                                        ("VNGI")

                                  VALLEY NATIONAL GASES DELAWARE,
                                  INC., a Delaware corporation

                                  By:  /s/ James P. Hart
                                       ----------------------------------
                                       James P. Hart, President

                                  And

                                  By:  /s/ Robert D. Scherich
                                       ----------------------------------
                                       Robert D. Scherich, Chief Financial
                                       Officer

                                                                       ("VNGDI")

                                  BANK ONE, NA, as Agent, Sole Lead Arranger, and Lender

                                  By:     /s/ Brian D. Smith
                                       -----------------------------------------
                                  Printed:    Brian D. Smith
                                  Title:      First Vice President

                                  NATIONAL CITY BANK, as Syndication Agent and Lender

                                  By:     /s/ R E Slater
                                       -----------------------------------------
                                  Printed:    Reese E Slater
                                  Title:      Vice President

                                  FIFTH THIRD BANK, as Documentation Agent and Lender

                                  By:     /s/ John L. Hayes IV
                                       -----------------------------------------
                                  Printed:    John L. Hayes IV
                                  Title:      VP

                                  LaSALLE BANK NATIONAL ASSOCIATION,
                                  as Lender

                                  By:     /s/ Margaret C Dierkes
                                       -----------------------------------------
                                  Printed:    Margaret C. Dierkes
                                  Title:      Assistant Vice President